[Execution copy]

                                                 [CONFORMED COPY]














                       SERVICES AGREEMENT
                    DATED AS OF MARCH 1, 1995
                         BY AND BETWEEN
                 KASH N' KARRY FOOD STORES, INC.
                               AND
                   GSI OUTSOURCING CORPORATION

                                                 [Execution copy]
                       TABLE OF CONTENTS

ARTICLE 1:  BACKGROUND AND OBJECTIVES. . . . . . . . . . . . .  1

ARTICLE 2:  DEFINITIONS, DOCUMENTS AND TERM. . . . . . . . . .  1
     2.1  General Definitions. . . . . . . . . . . . . . . . .  1
     2.2  Other Definitions. . . . . . . . . . . . . . . . . .  8
     2.3  Associated Contract Documents. . . . . . . . . . . .  8
     2.4  Supporting Data. . . . . . . . . . . . . . . . . . .  8
     2.5  Term.. . . . . . . . . . . . . . . . . . . . . . . .  8
     2.6  Renewal and Expiration.. . . . . . . . . . . . . . .  8

ARTICLE 3:  TRANSITION . . . . . . . . . . . . . . . . . . . .  9
     3.1  Overview.. . . . . . . . . . . . . . . . . . . . . .  9
     3.2  Staff. . . . . . . . . . . . . . . . . . . . . . . . 10
     3.3  Transfer of Assets and Contracts.. . . . . . . . . . 11
     3.4  Required Consents and Retained Contracts.. . . . . . 13
     3.5  Agency and Disbursements.. . . . . . . . . . . . . . 14
     3.6  Joint Verification.. . . . . . . . . . . . . . . . . 14
     3.7  Other Obligations. . . . . . . . . . . . . . . . . . 14
     3.8  Documentation. . . . . . . . . . . . . . . . . . . . 15
     3.9  Service Charges During Transition Period.. . . . . . 15
     3.10 Closing of Transition Period.. . . . . . . . . . . . 15

ARTICLE 4:  GSI RESPONSIBILITIES . . . . . . . . . . . . . . . 16
     4.1  GSI Personnel. . . . . . . . . . . . . . . . . . . . 16
     4.2  Standards. . . . . . . . . . . . . . . . . . . . . . 18
     4.3  Efficient Use of Resources.. . . . . . . . . . . . . 18
     4.4  Technological Advancements.. . . . . . . . . . . . . 18
     4.5  Management and Control.. . . . . . . . . . . . . . . 19
     4.6  PC Machines. . . . . . . . . . . . . . . . . . . . . 23
     4.7  Data Transmission (Lines/Circuits).. . . . . . . . . 23
     4.8  Software.. . . . . . . . . . . . . . . . . . . . . . 23
     4.9  Operations, Support and Maintenance. . . . . . . . . 24
     4.10 Consolidation and Relocation Services. . . . . . . . 25
     4.11 Systems Management.. . . . . . . . . . . . . . . . . 25
     4.12 Disaster Recovery. . . . . . . . . . . . . . . . . . 26
     4.13 Production Services. . . . . . . . . . . . . . . . . 26
     4.14 Help Desk. . . . . . . . . . . . . . . . . . . . . . 26
     4.15 Audits/Compliance with Law.. . . . . . . . . . . . . 27
     4.16 Other Responsibilities.. . . . . . . . . . . . . . . 28
     4.17 Corporate Organization.. . . . . . . . . . . . . . . 28

ARTICLE 5:  KASH N' KARRY RESPONSIBILITIES . . . . . . . . . . 29
     5.1  MIS Coordinator. . . . . . . . . . . . . . . . . . . 29
     5.2  Applications Software. . . . . . . . . . . . . . . . 29
     5.3  Facilities and Support Services. . . . . . . . . . . 29
     5.4  Other Responsibilities.. . . . . . . . . . . . . . . 29

ARTICLE 6:  CHARGES AND EXPENSES . . . . . . . . . . . . . . . 30

                                                 [Execution copy]
     6.1  Annual Services Charge.. . . . . . . . . . . . . . . 30
     6.2  New Entities.. . . . . . . . . . . . . . . . . . . . 31
     6.3  New Services and Extension of Current Parameter. . . 31
     6.4  Substantial Reduction of Resources.. . . . . . . . . 32
     6.5  Taxes. . . . . . . . . . . . . . . . . . . . . . . . 33
     6.6  Other Expenses and Charges.. . . . . . . . . . . . . 34

ARTICLE 7:  INVOICING AND PAYMENT. . . . . . . . . . . . . . . 34
     7.1  Annual Services Charge Invoices. . . . . . . . . . . 34
     7.2  Other Charges. . . . . . . . . . . . . . . . . . . . 35
     7.3  Late Charges.. . . . . . . . . . . . . . . . . . . . 35
     7.4  Proration. . . . . . . . . . . . . . . . . . . . . . 35
     7.5  Refundable Items.. . . . . . . . . . . . . . . . . . 35
     7.6  Credits. . . . . . . . . . . . . . . . . . . . . . . 36

ARTICLE 8:  REVERSION. . . . . . . . . . . . . . . . . . . . . 36

ARTICLE 9:  INTELLECTUAL PROPERTY RIGHTS . . . . . . . . . . . 36
     9.1  Materials. . . . . . . . . . . . . . . . . . . . . . 36
     9.2  New GSI Software.. . . . . . . . . . . . . . . . . . 40

ARTICLE 10:  CONFIDENTIALITY/DATA SECURITY . . . . . . . . . . 40
     10.1 Confidential Information.. . . . . . . . . . . . . . 40
     10.2 Obligations. . . . . . . . . . . . . . . . . . . . . 41
     10.3 Exclusions.. . . . . . . . . . . . . . . . . . . . . 42
     10.4 Protection of Kash n' Karry Information. . . . . . . 42
     10.5 Loss of Confidential Information.. . . . . . . . . . 42
     10.6 Limitation.. . . . . . . . . . . . . . . . . . . . . 42
     10.7 Survival.. . . . . . . . . . . . . . . . . . . . . . 43

ARTICLE 11:  EVENTS OF DEFAULT; REMEDIES; TERMINATION. . . . . 43
     11.1 Events of Default. . . . . . . . . . . . . . . . . . 43
     11.2 Remedies.. . . . . . . . . . . . . . . . . . . . . . 44
     11.3 Termination for Cause. . . . . . . . . . . . . . . . 44
     11.4 Kash n' Karry Termination without Cause. . . . . . . 45
     11.5 Extension of Termination Effective Date. . . . . . . 45
     11.6 Termination Assistance.. . . . . . . . . . . . . . . 45
     11.7 Other Rights Upon Termination. . . . . . . . . . . . 48
     11.8 Burden of Proof. . . . . . . . . . . . . . . . . . . 49

ARTICLE 12:  LIABILITY . . . . . . . . . . . . . . . . . . . . 49
     12.1 General Intent.. . . . . . . . . . . . . . . . . . . 49
     12.2 Limitations on Losses. . . . . . . . . . . . . . . . 50

ARTICLE 13:  WARRANTY. . . . . . . . . . . . . . . . . . . . . 51
     13.1 Work Standards.. . . . . . . . . . . . . . . . . . . 51
     13.2 Maintenance. . . . . . . . . . . . . . . . . . . . . 51
     13.3 Claims.. . . . . . . . . . . . . . . . . . . . . . . 51
     13.4 Ownership of Kash n' Karry Machines. . . . . . . . . 51
     13.5 Noninfringement. . . . . . . . . . . . . . . . . . . 51

                                                 [Execution copy]
     13.6 Compliance with Obligations. . . . . . . . . . . . . 51
     13.7 Warranties and Disclaimer. . . . . . . . . . . . . . 52
     13.8 Authorization and Enforceability.. . . . . . . . . . 52
     13.9 Regulatory and Corporate Proceedings.. . . . . . . . 53

ARTICLE 14:  INDEMNITIES . . . . . . . . . . . . . . . . . . . 53
     14.1 Indemnity by GSI.. . . . . . . . . . . . . . . . . . 53
     14.2 Indemnity by Kash n' Karry.. . . . . . . . . . . . . 54
     14.3 Subrogation. . . . . . . . . . . . . . . . . . . . . 55
     14.4 Indemnification Procedures.. . . . . . . . . . . . . 55

ARTICLE 15:  INSURANCE AND RISK OF LOSS. . . . . . . . . . . . 56
     15.1 Insurance. . . . . . . . . . . . . . . . . . . . . . 56
     15.2 Risk of Loss.. . . . . . . . . . . . . . . . . . . . 56

ARTICLE 16:  PUBLICITY . . . . . . . . . . . . . . . . . . . . 56

ARTICLE 17:  REVIEW COMMITTEE AND DISPUTE RESOLUTION . . . . . 57
     17.1 Joint Advisory Committee.. . . . . . . . . . . . . . 57
     17.2 Dispute Resolution.. . . . . . . . . . . . . . . . . 57
     17.3 Continued Performance. . . . . . . . . . . . . . . . 59

ARTICLE 18:  GENERAL . . . . . . . . . . . . . . . . . . . . . 60
     18.1 Control of Services. . . . . . . . . . . . . . . . . 60
     18.2 Right to Perform Services for Others.. . . . . . . . 60
     18.3 Scope of Services. . . . . . . . . . . . . . . . . . 60
     18.4 Amendments.. . . . . . . . . . . . . . . . . . . . . 60
     18.5 Force Majeure. . . . . . . . . . . . . . . . . . . . 61
     18.6 Nonperformance.. . . . . . . . . . . . . . . . . . . 62
     18.7 Remarketing. . . . . . . . . . . . . . . . . . . . . 62
     18.8 Waiver.. . . . . . . . . . . . . . . . . . . . . . . 63
     18.9 Severability.. . . . . . . . . . . . . . . . . . . . 63
     18.10  Counterparts.. . . . . . . . . . . . . . . . . . . 63
     18.11  Governing Law. . . . . . . . . . . . . . . . . . . 63
     18.12  Nondisturbance and Attornment. . . . . . . . . . . 64
     18.13  Binding Nature and Assignment. . . . . . . . . . . 64
     18.14  Notices. . . . . . . . . . . . . . . . . . . . . . 65
     18.15  No Third Party Beneficiaries.. . . . . . . . . . . 67
     18.16  Other Documents. . . . . . . . . . . . . . . . . . 67
     18.17  Limitation Period Upon Termination.. . . . . . . . 68
     18.18  Headings.. . . . . . . . . . . . . . . . . . . . . 68
     18.19  Noncompetition Agreement.. . . . . . . . . . . . . 68
     18.20     Severability of Contracts.. . . . . . . . . . . 68

ARTICLE 19:  BANKRUPTCY CONCERNS . . . . . . . . . . . . . . . 69
     19.1 Personal Services Contract.. . . . . . . . . . . . . 69
     19.2 Default in the Event of Bankruptcy and Post-Filing
          Bankruptcy Remedies for Non-Performance. . . . . . . 69
     19.3 Waiver of Automatic Stay . . . . . . . . . . . . . . 70

                                                 [Execution copy]

ARTICLE 20:  NEW CLIENT INCENTIVES . . . . . . . . . . . . . . 71

                       TABLE OF SCHEDULES

                                                       SECTION IN
SCHEDULE                                            WHICH DEFINED

A    -    Annual Services Charge                           2.1(b)
B    -    Current Parameter                                2.1(k)
C    -    Data Network Schematic (List of Kash n' Karry
          Locations)                                       2.1(m)
D    -    Leased Machines                                  2.1(w)
E    -    Licenses                                         2.1(y)
F    -    Machine Leases                                  2.1(aa)
G    -    Maintenance Contracts                           2.1(ac)
H    -    MIS Budget                                      2.1(ad)
I    -    Owned Machines                                  2.1(ah)
J    -    Point of Sale Machines                          2.1(ak)
K    -    Projects                                        2.1(al)
     K-1  -    Point of Sale Project
     K-2  -    Polling Solution Project
     K-3  -    Procurement and Billing System Project
     K-4  -    Accounts Payable Project
     K-5  -    Labor Tracking and Scheduling Project
L    -    Retained Contracts                              2.1(an)
M    -    Supporting Data                                     2.4
N    -    Transition Plan                                     3.1
O    -    Affected Employees                               3.2(a)
P    -    Disaster Recovery Plan                             4.12
Q    -    Help Desk                                          4.14
R    -    GSI Corporate Structure                            4.17
S    -    GSI Wire Transfer Instructions                      7.1
T    -    Confidential Information Obligations         10.2; 10.4
U    -    Termination Charges                          11.3; 11.4
V    -    Maintenance                                        13.2
W    -    Claims                                             13.3













                                                 [Execution copy]

                          DEFINED TERMS

                                                       SECTION IN
TERMS                                               WHICH DEFINED

Actual Losses                                             12.2(b)
Affected Employees                                         3.2(a)
Affiliate                                                  2.1(a)
Agreement                                            Introduction
Annual Services Charge                                     2.1(b)
Applications Software                                      2.1(c)
Assets                                                     2.1(d)
Assignment Instruments                                     3.3(a)
Bankruptcy Event                                             19.2
Building                                                   2.1(e)
Building Lease                                             2.1(f)
Change Control Procedures                                  4.5(b)
Claim                                                     14.4(a)
Closing Date                                               2.1(g)
Code                                                          9.1
Commencement Date                                          2.1(h)
Committed Costs                                            2.1(i)
Confidential Information                                     10.1
Consequential Losses                                      12.2(a)
Contracts                                                  2.1(j)
Control                                                    2.1(a)
Current Parameter                                          2.1(k)
Data Center                                                2.1(l)
Data Center Bonus                                      Article 20
Data Network                                               2.1(m)
Derivative Work                                         9.1(e)(8)
Develop                                                       9.1
Distribution Center                                        2.1(n)
Effective Date                                             2.1(o)
End Users                                                  2.1(p)
End User Locations                                         2.1(q)
Events of Default                                            11.1
Force Majeure Event                                       18.5(a)
GSI                                                  Introduction
GSI End User Machines                                      2.1(r)
GSI Machines                                               2.1(s)
GSI Materials                                           9.1(e)(1)
Indemnified Party                                         14.4(a)
Indemnifying Party                                        14.4(a)
Introduction Bonus                                     Article 20
Kash n' Karry                                        Introduction
Kash n' Karry End User Machines                            2.1(t)
Kash n' Karry Machines                                     2.1(u)
Kash n' Karry Materials                                 9.1(e)(2)

                                                 [Execution copy]

Kash n' Karry Offices                                      2.1(v)
Leased Machines                                            2.1(w)
Leases                                                     2.1(x)
Licenses                                                   2.1(y)
Lines                                                         4.7
Losses                                                     2.1(z)
Machine Leases                                            2.1(aa)
Machines                                                  2.1(ab)
Maintenance Contracts                                     2.1(ac)
MIS Budget                                                2.1(ad)
MIS Department                                            2.1(ae)
Modifications                                               18.20
Monetary Event of Default                                 11.1(a)
Moves, Adds and Changes or MAC                            2.1(af)
New GSI Software                                          2.1(ag)
Owned Machines                                            2.1(ah)
Payment Terms                                             2.1(ai)
Platform                                                  2.1(aj)
Point of Sale Machines                                    2.1(ak)
Procedures Manual                                          4.5(a)
Projects                                                  2.1(al)
Required Consents                                         2.1(am)
Retained Contracts                                        2.1(an)
Schedules                                                     2.3
Services                                                  2.1(ao)
Store                                                     12.1(b)
Subcontractor                                             2.1(ap)
Supplies                                                  2.1(aq)
Supporting Data                                               2.4
Systems Software                                          2.1(ar)
Term                                                          2.5
Termination Assistance                                    11.6(a)
Transferred Employees                                      3.2(b)
Transition Plan                                               3.1
Transition                                                2.1(as)
Transition Period                                         2.1(at)
Type I Materials                                           9.1(a)
Type II Materials                                          9.1(b)
Type III Materials                                         9.1(c)
Type IV Materials                                          9.1(d)
Type V Materials                                           9.1(e)








                                                 [Execution copy]

   KASH N' KARRY FOOD STORES, INC./GSI OUTSOURCING CORPORATION
                       SERVICES AGREEMENT

     This Services Agreement (the "Agreement"), dated as of March 1, 1995, is by and between Kash n' Karry Food Stores, Inc., a Delaware corporation having its principal place of business at 6422 Harney Road, Tampa, Florida 33610 ("Kash n' Karry"), and GSI Outsourcing Corporation, a Delaware corporation and a subsidiary of GSI - U.S.A. Incorporated, a Delaware corporation, having its principal place of business at 6401 Harney Road, Tampa, Florida 33610 ("GSI").

              ARTICLE 1:  BACKGROUND AND OBJECTIVES

     Kash n' Karry desires that all of the information systems operations and related services and functions currently performed by or for Kash n' Karry by its MIS Department be performed and managed by GSI, and that GSI complete certain Projects relating to those services.

     After careful evaluation of GSI's proposals, Kash n' Karry has agreed to engage GSI to render Services and to complete certain Projects during the Term. After careful evaluation of Kash n' Karry's industry, business operations and needs, and GSI's ability to satisfy such needs, GSI has agreed to perform the Services and to complete the Projects. This Agreement documents the terms and conditions of such arrangement. The parties agree that this is a personal services agreement and that their respective rights and obligations herein are inextricably intertwined.


           ARTICLE 2:  DEFINITIONS, DOCUMENTS AND TERM

2.1  General Definitions.

     As used in this Agreement and unless the context otherwise plainly requires, the terms defined in this Agreement shall have the meanings ascribed to them in this Section 2.1, and shall include the plural as well as the singular number:

(a) "Affiliate" means, with respect to a person, any person controlling, controlled by or under common control with, such person. The term "control," when used with respect to a person, shall mean the legal, beneficial or equitable ownership, directly or indirectly, of more than 50% of the aggregate of all voting equity interests in such person.

(b) "Annual Services Charge" shall mean the total fee charged by GSI to Kash n' Karry in consideration for providing the

                                                 [Execution copy]

     Services for any 12 month period during the Term hereof in the amount set forth on Schedule A hereto, as the same may be amended from time to time pursuant to this Agreement.

(c) "Applications Software" means those programs and programming, including all supporting documentation and media, that perform specific user-related data processing and telecommunication tasks used in providing Services.

(d) "Assets" means all of Kash n' Karry's right, title and interest in the Building and the Leased Machines under the Leases, and in the Applications Software and Systems Software under the Licenses, all of its assignable rights and privileges under the Contracts, and all of its right, title and interest in the Owned Machines, the GSI End User Machines and in any other properties that are owned or leased by Kash n' Karry and used by the MIS Department as of the Effective Date to provide services that will be performed by GSI during the Term, but excluding the Lines and the Kash n' Karry Machines.

(e)  "Building" means the leasehold premises occupied by Kash n'
     Karry for use as its Data Center at 6401 Harney Road, Tampa,
     Florida 33610 pursuant to the Building Lease.

(f) "Building Lease" means that certain Lease Agreement dated December 7, 1992, between Kash n' Karry and Ferris-Funk Associates, as modified from time to time, pursuant to which Kash n' Karry occupies the Building as of the Effective Date.

(g) "Closing Date" means the latest of March 1, 1995, such later date on which the parties agree in writing to complete the Transition hereunder, or 30 days after the Effective Date.

(h)  "Commencement Date" means January 2, 1995.

(i) "Committed Costs" means all reasonable and necessary costs and expenses of whatever nature of GSI relating to GSI's investment in the Assets, the GSI Machines, the GSI End User Machines, the Projects, and any property acquired or used by GSI in rendering the Services to Kash n' Karry, and, in the event this Agreement is terminated, also includes the following:

     (1) All fees, penalties or other charges incurred by GSI by reason of the termination of any unexpired hardware leases, software licenses and contracts for services used in providing the Services to Kash n' Karry;

                                                 [Execution copy]

     (2) Net book value of GSI-owned hardware or software used in providing the Services to Kash n' Karry, including the GSI Machines and GSI End User Machines;

     (3) Removal of assets (e.g., shipping, storage expense, reconfiguration of Machines) used in providing the Services to Kash n' Karry;

     (4) Expenses incurred by GSI in maintaining or repairing the assets used in providing the Services to Kash n' Karry
          (excluding such expenses associated with normal wear and tear);

     (5) Severance pay and placement assistance expenses, if any, paid by GSI in accordance with its standard severance policy to such of its employees who were, as of the termination date, engaged in the provision of Services hereunder;

     (6) All costs relating to the Building arising on or after the termination date;

     (7) Any adverse impact on any other client account held by GSI in which GSI found synergies based upon this Agreement; provided, however, that Kash n' Karry will pay a proportionate part corresponding to the relative
          Services provided by GSI to Kash n' Karry and GSI's other customers; and

     (8) The direct costs incurred by GSI in performing Services for Kash n' Karry in connection with the divestment by GSI in any property acquired or used by GSI in rendering the Services, including, without limitation, installation, security and surveillance, and consulting fees, to the extent such direct costs were not previously invoiced to and paid by Kash n' Karry.

(j) "Contracts" means the Leases, the Licenses and the Maintenance Contracts, but excluding the Retained Contracts.

(k) "Current Parameter" means the current computing capacity and standard MIS functions of the MIS Department reflected in the MIS Budget, and all services currently performed by the MIS Department, as of the Commencement Date, as described more specifically in Schedule B.

(l) "Data Center" means the Machines and the Applications Software and Systems Software located or used at the Building, or any other location from which GSI may provide Services.
                                                 [Execution copy]

(m) "Data Network" means all Machines, Point of Sale Machines, local area networks, associated attachments, features and accessories, Applications Software, Systems Software and cabling (excluding, however, public telephone lines) used to connect and transmit data between the Data Center and Kash n' Karry locations listed in Schedule C, including, but not limited to, communication controllers, multiplexors, modems/DSUs, up to and including the terminal control units, but does not include Kash n' Karry End User Machines or GSI End User Machines. The Data Network does not include any public switched or dial-up network, which are not under the control of GSI.

(n) "Distribution Center" means the central warehouse and distribution facility operated by Kash n' Karry at 6422 Harney Road, Tampa, Florida, and the returns processing center operated by Kash n' Karry at 1432 Tampa East Boulevard,
     Tampa, Florida.

(o) "Effective Date" means the date on which the parties execute and deliver this Agreement.

(p) "End Users" means employees or Subcontractors of Kash n' Karry who access the Applications Software.

(q) "End User Locations" means those locations in which Kash n' Karry End User Machines or GSI End User Machines, equipment and associated software are located, which locations are facilities or floors in facilities outside the Data Center.

(r) "GSI End User Machines" means all Point of Sale Machines and all existing (as of the Effective Date) host-attached terminals located at the Kash n' Karry Offices, Kash n'
     Karry's stores and the Distribution Center.

(s) "GSI Machines" means machines within the Data Center and Data Network which are provided by GSI on or after the Commencement Date in order to meet its obligations under this Agreement, including, without limitation, Owned Machines, Leased Machines and GSI End User Machines to be acquired from Kash n' Karry on the Closing Date.

(t) "Kash n' Karry End User Machines" means all stand alone terminals, work stations, local area network servers and associated peripheral equipment title to which is retained by Kash n' Karry on the Closing Date or is acquired by Kash n' Karry from time to time during the Term, such as, by way of example, PC machines used by Kash n' Karry in its pharmacy and video departments and its administrative offices, but excluding any such items included within the Data Network or
                                                [Execution copy]

     the Data Center, and excluding GSI End User Machines located at End User Locations.

(u) "Kash n' Karry Machines" means all machines that are part of the Current Parameter within the Data Center and Data Network, title to which is retained by Kash n' Karry on the Closing Date, and all such machines that are acquired by Kash n' Karry from time to time during the Term, including, without limitation, the Kash n' Karry End User Machines, but excluding the Owned Machines and the Leased Machines.

(v) "Kash n' Karry Offices" means the offices occupied by the senior management of Kash n' Karry from time to time during the Term hereof, which were located at 6422 Harney Road, Tampa, Florida, as of the Commencement Date.

(w)  "Leased Machines" means those machines and Applications
     Software and Systems Software leased by Kash n' Karry as of the Commencement Date pursuant to the Leases. Leased Machines are specified in Schedule D.

(x)  "Leases" means the Building Lease and the Machine Leases.

(y) "Licenses" means those written contractual arrangements under which Kash n' Karry received the right to use the Applications Software, Systems Software, hardware and other products for which GSI has undertaken or will undertake financial and administrative responsibility as of the Closing Date.
     Licenses are listed in Schedule E.

(z) "Losses" means all losses, liabilities, damages and claims (including taxes), and all related costs and expenses (including any and all reasonable attorneys' fees and reasonable costs of investigation, litigation, settlement, judgment, interest, penalties and all other out-of-pocket expenses, but does not include staff time or items of general overhead).

(aa) "Machine Leases" means those leases identified on Schedule F to which Kash n' Karry was a party as of the Effective Date, and pursuant to which Kash n' Karry used and possessed the Leased Machines as of the Effective Date.

(ab) "Machines" means either or both of Kash n' Karry Machines and GSI Machines, as applicable.

(ac) "Maintenance Contracts" means those written contractual arrangements listed on Schedule G under which Kash n' Karry has arranged for maintenance or other service with respect to
                                                 [Execution copy]

     Applications Software, Systems Software, Owned Machines,
     Leased Machines, Kash n' Karry Machines, and the Lines.

(ad) "MIS Budget" means the combined annual operating budget of $8.079 million for the MIS Department and the Point of Sale Machines and related functions included in the Current Parameter based on Kash n' Karry's fiscal year ended July 31, 1994, according to the handwritten annotations to that certain report run date of August 20, 1994, a copy of which is attached hereto as Schedule H.

(ae) "MIS Department" means the group of employees and subcontractors of Kash n' Karry who, as of the Commencement
     Date, provided to Kash n' Karry the information services operations and related services and functions to be performed and managed by GSI pursuant to this Agreement.

(af) "Moves, Adds and Changes" or "MAC" means the relocation, replacement, or removal of Point of Sale Machines or Kash n' Karry End User Machines. Unless otherwise specifically provided in this Agreement, MAC refers only to the removal or replacement service (manpower) (and insuring that, once installed, such machines are functioning) and does not include the costs related to the Point of Sale Machines, other devices or functions required for the move or change, or the cabling for a physical modification to the locations necessary to effectuate a MAC with respect to Point of Sale Machines.

(ag) "New GSI Software" means Applications Software and Systems
     Software acquired or developed by GSI from time to time during the Term, by license or otherwise, for use in connection with the performance of Services.

(ah) "Owned Machines" means machines owned by Kash n' Karry as of the Commencement Date that are part of the Current Parameter
     within the Data Center and Data Network.   Owned Machines are
     specified on Schedule I.

(ai) "Payment Terms" means the method by which Kash n' Karry and GSI shall make payments to each other as set forth in Article 7.

(aj) "Platform" means, with respect to a given item of computer equipment, the type of computer and the type of operating system on which such item operates, such as, by way of example, "mainframe/MVS," "Sun/Unix," and "IBM/4690."

(ak) "Point of Sale Machines" means the equipment and existing in-store processors currently installed in Kash n' Karry's 99 retail locations and in the training center, and the equipment
                                                 [Execution copy]

     and in-store processors which shall be added or which shall replace such items, as described in Schedule J. Point of Sale Machines do not include hand-held scanners currently being utilized in the Kash n' Karry retail locations.

(al) "Projects" means the Services outside of the Current Parameter as identified in Schedules K-1 through K-5 attached to this Agreement.

(am) "Required Consents" means any consents or approvals required to be obtained by either party for the licensing or transfer to the other party of the right to use applicable facilities, space, equipment, software or third party services.

(an) "Retained Contracts" means the agreements between Kash n' Karry and certain lessors or vendors relating to contracts used in connection with the rendering of the services with respect to the Current Parameter which are not assigned by Kash n' Karry to GSI on the Closing Date, including, without limitation, those described in Schedule L.

(ao) "Services" means those services and functions which GSI agrees to provide to Kash n' Karry pursuant to this Agreement, including those described on the attached Schedules.

(ap) "Subcontractor" means any person engaged on a subcontract basis by GSI or Kash n' Karry in accordance with the terms and conditions hereof to perform all or any part of the Services or GSI's or Kash n' Karry's obligations hereunder.

(aq) "Supplies" means microfiche, paper, ink, ribbons, floppies, printing heads, tapes (cartridges), toner and other similar items.

(ar) "Systems Software" means those programs and programming, including all supporting documentation and media, that perform tasks basic to the functioning of the data processing and telecommunication equipment and which are required to operate the Applications Software or otherwise support the provision of Services by GSI or provide the Services themselves.

(as) "Transition" means the process by which all of the Assets and Transferred Employees will be transferred to GSI on or before the Closing Date.

(at) "Transition Period" means the period of time beginning on the Commencement Date and ending on the earlier of (i) the Closing Date, or (ii) in the event of a termination of this Agreement pursuant to Section 3.10, the expiration of GSI's obligations to manage the MIS Department pursuant to Section 3.10(c).
                                                 [Execution copy]

2.2  Other Definitions.

     Certain other terms are defined in this Agreement and are used with the meanings so ascribed to them. References to the definitions of such terms are set forth on pages (iv) through (vi) of this Agreement.

2.3  Associated Contract Documents.

     This Agreement also includes the various "Schedules" attached hereto, which may be updated in writing and on a mutually-agreed basis by the parties as necessary or appropriate during the Term; provided, however, in the event of any conflict between the terms and conditions of the Schedules on the one hand and this Agreement on the other, the terms and conditions of the Schedules shall control and shall govern. In connection therewith, the parties agree that in the event of any apparent conflicts or inconsistencies between this Agreement or any Schedules, to the extent possible such provisions shall be construed and interpreted so as to make them consistent.

2.4  Supporting Data.

     All proposals, documents and information relied upon by the parties will be identified or attached as Schedule M, which will evidence the parties' intentions and objectives in entering into the Agreement. To the extent the Agreement is unclear or ambiguous, the Agreement will be interpreted and construed with reference to Schedule M, which will be hereafter collectively referred to as the "Supporting Data."

2.5  Term.

     The term of this Agreement (the "Term") will begin as of 12:01 a.m. EST on the Commencement Date and will end as of 12:00 midnight EST on December 31, 2004, unless earlier terminated or extended in accordance with this Agreement.

2.6  Renewal and Expiration.

     GSI agrees to notify Kash n' Karry in writing, on or before January 1, 2004, whether it desires to renew this Agreement and of GSI's proposed prices and terms to govern such renewal. If GSI notifies Kash n' Karry that it desires to renew this Agreement, Kash n' Karry agrees to inform GSI in writing, on or before June 30, 2004, whether it desires to renew this Agreement.

     If Kash n' Karry and GSI both desire to renew the Agreement as described in such notices, the parties agree to negotiate in good faith regarding the prices, terms and conditions of such renewal,
                                                 [Execution copy]

but if the parties are unable to agree upon renewal prices, terms and conditions on or before January 1, 2005, this Agreement may, at Kash n' Karry's option, be extended for up to one year at the then current GSI market prices, terms and conditions, not to exceed the prices in effect under this Agreement during the tenth year of the Agreement. If the parties are unable to reach agreement on renewal during the Term or such extension period, if applicable, this Agreement will expire at the end of the Term or such extension period, if applicable.


                     ARTICLE 3:  TRANSITION

3.1  Overview.

     There will be a Transition Period which may not be extended by the parties. During the Transition Period, GSI will, with the assistance of Kash n' Karry, be responsible for managing the MIS Department and effecting the Transition; provided, however, that Kash n' Karry will make available to GSI all resources and personnel necessary to perform such services, including, without limitation, the Applications Software and Systems Software; and provided, further, that if a disaster occurs during the Transition Period and if GSI is not at fault, then GSI will be responsible only for putting into effect Kash n' Karry's existing disaster recovery plan to the best of GSI's ability.

     During the Transition Period, the parties will commence and complete a phased Transition of the necessary staff and resources from Kash n' Karry to GSI as described in (i) this Article 3 and
(ii) in a written transition plan to be mutually agreed upon by the parties and attached hereto as Schedule N (the "Transition Plan"), so that, at the end of the Transition Period all such resources and personnel necessary to enable GSI to adequately perform the Services, except for Retained Contracts, if any, shall be transferred to GSI on or before the Closing Date. Kash n' Karry will cooperate with GSI in accomplishing all aspects of the Transition, including the commission of the resources necessary to complete the Transition during the Transition Period. GSI hereby agrees to use all reasonable efforts during the Transition Period to cause the phased Transition of the necessary staff and resources from Kash n' Karry to GSI as described in this Article 3 and in the Transition Plan to occur with as little disruption to the business operations of Kash n' Karry as is possible under the circumstances.

Kash n' Karry agrees to cooperate and assist GSI in completing the Transition described in this Article 3 and the Transition Plan by devoting appropriate resources to such Transition.


                                                 [Execution copy]
3.2  Staff.

(a) Kash n' Karry will use reasonable efforts to maintain staffing of the Data Network and Data Center during the Transition
     Period; provided, however, that:

     (1) GSI acknowledges that Kash n' Karry may lose staff during the Transition Period, and

     (2) Kash n' Karry acknowledges that a loss of staff generally or loss of certain critical employees may affect completion of the Transition within 30 days after the Effective Date.

     Within 10 days after the Effective Date, GSI or its Subcontractors will offer, or cause to be offered, employment to those Kash n' Karry employees listed on Schedule O (the "Affected Employees"). Subject to the provisions of Section 3.2(b), such employment will become effective on the Closing Date. All such employment will be at will, and nothing in this Agreement shall be construed as an obligation on either Kash n' Karry or GSI to employ the Affected Employees for a definite term.

(b) GSI or its Subcontractors will hire those Affected Employees receiving offers who:

     (1) are employed by Kash n' Karry as of the date the offer is made,

     (2) meet GSI's or its Subcontractors' customary pre-employment screening procedures for health and drug testing and accuracy of background information, and

     (3) accept the offer of employment from GSI or its Subcontractors within ten days from the date the offer is made.

     Affected Employees meeting each of the above conditions and hired by GSI or its Subcontractors shall be known as the "Transferred Employees." On or before the Closing Date, Kash n' Karry will pay to such Transferred Employees all monies owed to them by reason of their employment with Kash n' Karry, on a prorata basis as of the Closing Date. GSI shall indemnify and hold Kash n' Karry harmless from any Losses incurred by Kash n' Karry with respect to the Transferred Employees caused by or arising directly or indirectly from actions or omissions of GSI on or after the Closing Date. Kash n' Karry shall indemnify and hold GSI harmless from any Losses incurred by GSI with respect to the Transferred

                                                 [Execution copy]

     Employees caused by or arising directly or indirectly from actions or omissions of Kash n' Karry before the Closing Date.

(c) During the Transition Period, all Affected Employees remaining on Kash n' Karry's payroll shall perform their duties under the direction and control of Kash n' Karry, and will be treated as Kash n' Karry employees for all purposes; provided, however, that nothing herein shall be interpreted so as to relieve GSI of its obligations to provide the Services as of the Commencement Date in accordance with this Agreement.

(d) Replacements for the Affected Employees who choose to leave Kash n' Karry's employ during the Transition Period shall be selected by GSI as it deems necessary, at GSI's expense and as GSI's employees, and GSI shall pay (at its expense) all salary and benefits for such replacements.

(e) Each offer of employment to an Affected Employee shall include an initial base salary at least equal to the base salary each such Affected Employee currently receives from Kash n' Karry, and a benefits package which is substantially similar to that currently received by such employees while employed by Kash n' Karry; provided, however, that titles of Affected Employees may, in GSI's sole judgment, vary.

(f)  During the Transition Period:

     (1) Denise Matthys will act as MIS Coordinator and report to Tony Petrillo or Kash n' Karry's successor CEO,

     (2) John Patrick will work for Kash n' Karry in the spirit of joining GSI on the Closing Date, and will be the GSI
          Account Executive, and

     (3)  GSI will report directly to Tony Petrillo, or Kash n'
          Karry's successor CEO.

(g) Kash n' Karry will appoint "champions" (department heads, director level or above), who will interact as focal point with GSI for any information services business domain, e.g., for business functions, business specifications writing, and department organizational issues.

3.3  Transfer of Assets and Contracts.

(a) On the Closing Date, Kash n' Karry shall transfer to GSI all of the Assets, and GSI shall assume the obligations of Kash n' Karry under the Contracts. Without limitation of the foregoing, on the Closing Date, Kash n' Karry shall execute and deliver to GSI a general bill of sale and such other
                                                 [Execution copy]

     instruments of conveyance as may be appropriate to convey to GSI all of the right, title and interest of Kash n' Karry in the Assets, and an instrument of assignment and assumption with respect to each of the Contracts (the "Assignment Instruments"), and GSI shall execute and deliver to Kash n' Karry the Assignment Instruments. Kash n' Karry shall retain, and shall not transfer to GSI, the Kash n' Karry Machines, the Lines, and any and all proprietary information and data generated by Kash n' Karry in the operation of its business.

(b) As of the Closing Date, GSI will be responsible for managing and performing all of Kash n' Karry's obligations under the Contracts arising on or after the Closing Date, to the extent that such obligations:

     (1) are performable by GSI (as opposed to Kash n' Karry); provided, however, that GSI agrees to similarly perform any obligations contained in any Contract that are obligations of Kash n' Karry. For example, and not by way of limitation, if Kash n' Karry has agreed in a Contract that Kash n' Karry will keep certain information regarding such Contract confidential, Kash n' Karry shall not be relieved of such obligation by this Agreement but GSI shall also perform such obligation in accordance with its terms; and

     (2)  were disclosed to GSI on or before the Closing Date;

     provided, however, that nothing contained in this Section shall constitute or be deemed to constitute an assignment or assumption of the Contracts prior to the Closing Date; provided, further, however, that GSI will not be responsible for any illegal or pirated Applications Software or Systems Software, or balloon payments accruing prior to the Closing Date.

(c) Kash n' Karry warrants that all obligations with respect to the Contracts accruing prior to the Closing Date will be satisfied. Kash n' Karry shall, upon the written request of GSI from time to time during the Term, terminate any Contracts and GSI shall reimburse Kash n' Karry for any termination charges or penalties; provided, however, that Kash n' Karry will make its best reasonable efforts to maintain such charges or penalties as low as possible. GSI shall indemnify and hold Kash n' Karry harmless from any and all Losses caused by or arising out of any such requested termination and shall further indemnify and hold Kash n' Karry harmless from any failure of GSI to perform any or all of GSI's obligations under the Contracts in the manner described in this Section
     3.3 from and after the Closing Date.  Kash n' Karry shall
                                                 [Execution copy]

     indemnify and hold harmless GSI from any and all Losses caused by or arising out of any failure of Kash n' Karry to perform any or all of Kash n' Karry's obligations under the Contracts prior to the Closing Date.

(d) In its sole discretion GSI may, at its expense, obtain from sources satisfactory to GSI products or services to replace those covered by any Contract which either expires by its terms during the Term of this Agreement or is terminated by GSI in accordance with the requirements of Section 3.3(c). In either such event, GSI shall comply fully with any obligations of Kash n' Karry regarding such termination or expiration as described in this Article 3. Any such replacement and/or termination shall not relieve GSI from its obligations to perform the Services.

3.4  Required Consents and Retained Contracts.

(a) Kash n' Karry shall use its reasonable best efforts to obtain all Required Consents to the assignment to, and assumption by, GSI of the Assets, or to otherwise enable GSI to use the Applications Software, the Systems Software, the Building, the Leased Assets, and services provided under the Contracts.
     Kash n' Karry shall bear the costs, if any, of obtaining all such Required Consents; provided, however, that if Kash n' Karry reasonably determines that the cost of obtaining any particular Required Consent is prohibitive, then Kash n' Karry may elect to designate such contract as a Retained Contract. In the event that any Required Consent is not obtained with respect to any given Contract, then, unless and until such Required Consent is obtained, the parties shall cooperate with each other in achieving a reasonable alternative arrangement for Kash n' Karry to continue to process its work with minimum interference to its business operations.

(b) If Kash n' Karry and GSI agree prior to the Closing Date that Kash n' Karry will not assign certain Contracts, e.g., due to costs associated with assigning the Contract, then the parties will amend Schedule L to include such Contracts as Retained Contracts. During the Term, and to the extent permitted by law and the vendor, GSI, acting as Kash n' Karry's agent, will manage, administer and maintain the Retained Contracts and will have full use of the equipment and Applications Software covered thereby, including for other clients' use. With Kash n' Karry's consent, GSI may modify, renew or terminate the Retained Contracts, and Kash n' Karry will pay any related fees or charges, except to the extent the fees or charges are caused by GSI's negligence or willful acts in managing the Retained Contract. Upon receipt of Requisite Consent to the assignment of a Retained Contract, or otherwise with the
                                                 [Execution copy]
     approval of Kash n' Karry, GSI may request Kash n' Karry to assign such Retained Contract to GSI.

(c) GSI will promptly notify Kash n' Karry in writing of any breach, fraud or misuse involving a Retained Contract.

3.5  Agency and Disbursements.

     Beginning on the Closing Date and for so long as no Monetary Event of Default by Kash n' Karry shall have occurred and be continuing, GSI will pay, fully and on time, the lessors, vendors and suppliers identified in all of the Contracts. Subject to its obligation to pay applicable termination charges and its obligations to indemnify Kash n' Karry in accordance under Section 3.3, GSI may cancel, substitute, or change such lessors, vendors or suppliers as it chooses so long as GSI continues to perform the Services in the manner required by this Agreement.

3.6  Joint Verification.

     During the Transition Period, GSI and Kash n' Karry reserve the right to inventory, validate and update the Supporting Data and any other material information that is reflected in or omitted from the attached Schedules, and more particularly, the MIS Budget, which was used by GSI as a basis for its offer to Kash n' Karry. Any changes shall be mutually agreed to by the parties in writing. If material discrepancies are detected during the Transition Period, there shall be a fair adjustment made, which will be confirmed in writing by the parties. Prior to the Closing Date, the parties agree to negotiate in good faith any adjustments to the Annual Services Charge attributable to any Retained Contracts, costs related to assigning the Assets, commitments, postponed or retroactive payments, material costs and liabilities not disclosed in the Supporting Data, costs reallocated between the parties pursuant to negotiations, etc.

3.7  Other Obligations.

     Beginning on the earlier of the Effective Date or the Closing Date, and except in the case of emergency, Kash n' Karry will not enter into any new or amend any existing agreements or arrangements, written or oral, affecting or impacting upon Affected Employees (provided, however, that GSI acknowledges that Affected Employees may leave Kash n' Karry's employ) or the Assets without the prior written consent of GSI, which consent shall not be unreasonably withheld or delayed. Kash n' Karry acknowledges and agrees that, notwithstanding any consent granted or refused by GSI as described above, any new or amended agreements or arrangements may impact GSI's cost in providing the Services and therefore may require an adjustment to the Annual Services Charge. Any such adjustment shall be mutually agreed upon by the parties in writing.
                                                 [Execution copy]
3.8  Documentation.

     Prior to the Closing Date, Kash n' Karry will provide GSI with all documentation in its possession relating to the Assets and any other resource to be used by GSI in rendering the Services. Where no such documentation exists, Kash n' Karry will provide GSI with all information reasonably available to Kash n' Karry. After the Closing Date, this documentation shall still be considered by Kash n' Karry as reasonable, and GSI will have no specific obligation to improve it.

3.9  Service Charges During Transition Period.

     During the Transition Period, Kash n' Karry will pay GSI its monthly compensation, based on the monthly prorated Annual Services Charge, in arrears, after deducting all costs and expenses associated with the Agreement paid or incurred by Kash n' Karry during the Transition Period. Prior to the Closing Date, the parties agree to negotiate in good faith any adjustments to the Annual Services Charge attributable to any Retained Contracts, costs relating to assigning the Assets, material costs and liabilities not disclosed in the MIS Budget, and any costs reallocated between the parties pursuant to negotiations during the Transition Period. On or before the Closing Date, a reconciliation and substantiation of all costs and expenses paid by Kash n' Karry during the Transition Period will be made.

3.10 Closing of Transition Period.

(a) Kash n' Karry may terminate this Agreement, in its sole discretion, at any time prior to the Closing Date by delivering written notice to GSI executed by the Chief Executive Officer of Kash n' Karry, subject to the approval of Kash n' Karry's Board of Directors, which approval will not be unreasonably withheld. If Kash n' Karry terminates this Agreement pursuant to this Section 3.10, it will promptly reimburse GSI its reasonable costs and expenses paid during the Transition Period in performing its obligations under this Agreement, including any costs relating to any Machines, End Users Machines, Applications Software and Systems Software purchased by GSI for the Services and the Projects; provided, further, that GSI will transfer to Kash n' Karry all of GSI's rights, title and interest in property or rights to use property associated with costs paid by Kash n' Karry.

(b) GSI may terminate this Agreement at any time prior to the Closing Date by delivering written notice to Kash n' Karry executed by Philippe Guionnet, if but only if: (1) there is a


                                                 [Execution copy]

     newly-discovered specific liability or cost that was not disclosed in the MIS Budget and its associated Supporting Data, and (2) Kash n' Karry elects not to pay the newly-discovered liability or cost, and (3) Kash n' Karry and GSI cannot arrange to pay, indemnify against, work out or otherwise avoid the cost or liability.

(c) If either party elects to terminate this Agreement prior to the Closing Date, pursuant to this Section 3.10, then, until the earlier of the engagement by Kash n' Karry of a successor vendor to perform the Services, or the expiration of four months from the delivery by the terminating party of the written notice of termination: (1) GSI will continue to manage the MIS Department within the Current Parameter, and on the other terms and conditions of this Article 3, (2) John Patrick will remain employed at Kash n' Karry at GSI's cost, and (3) the parties agree not to take legal action against each other or their employees based on the decision to terminate this Agreement.

                ARTICLE 4:  GSI RESPONSIBILITIES

4.1  GSI Personnel.

(a) GSI will designate, prior to the Closing Date, a Project Executive to whom all of Kash n' Karry's communications may be addressed and who has the authority to act for and bind GSI and its Subcontractors in connection with all aspects of this Agreement.

(b)  Before assigning an individual to the position of Project
     Executive, whether the individual is initially assigned or is subsequently assigned, GSI shall:

     (1) notify Kash n' Karry in writing, at least 30 days in advance of the proposed assignment,

     (2) introduce the individual to appropriate Kash n' Karry representatives, and

     (3) consistent with GSI's personnel practices, provide Kash n' Karry with any other information about the individual reasonably requested by Kash n' Karry.

     GSI agrees to discuss with Kash n' Karry any objections Kash n' Karry may have to such assignment, and attempt to resolve such concerns on a mutually agreeable basis. GSI agrees that if Kash n' Karry shall have reasonable and good faith objections to any proposed Project Executive which cannot be

                                                 [Execution copy]

     resolved by the parties, GSI shall propose a different individual to serve as Project Executive, and shall go through the process and provide the information set forth above regarding such individual.

(c) In the event of a change in a Project Executive, GSI is permitted to hire an interim Project Executive pending completion of the procedure set forth in this Section 4.1(a) with respect to the selection of a Project Executive.

(d) GSI reserves the right to employ Subcontractors to perform part (but not all) of its obligations hereunder; provided, that the majority of employees performing the Services will be employees of GSI. GSI agrees that all Subcontractors employed by GSI shall:

     (1) work under GSI's guidelines, and as to each such Subcontractor, be bound by all of GSI's obligations contained herein regarding confidentiality; and

     (2) follow the reasonable workplace rules of conduct of Kash n' Karry.

(e) In the event that Kash n' Karry reasonably and in good faith determines that it is not in the best interests of Kash n' Karry for any GSI employee or Subcontractor to continue to perform any of the Services, then Kash n' Karry shall give GSI written notice, specifying the reasons for its position, and requesting that the employee or Subcontractor be replaced. Promptly after its receipt of such notice, GSI shall investigate the matters stated in the notice and conclude such investigation within 30 days following GSI's receipt of Kash n' Karry's notice. If it determines that Kash n' Karry's concerns are reasonable, GSI shall ensure that such employee or Subcontractor no longer performs any of the Services for Kash n' Karry.

(f) GSI agrees that Kash n' Karry shall have no obligation of any kind or character to any such Subcontractor, and GSI hereby agrees to indemnify and hold Kash n' Karry harmless from any and all Losses caused by or arising from the claims of any Subcontractor against Kash n' Karry or the claims of any person asserting a claim against Kash n' Karry by or through the Subcontractor. GSI further agrees that the use of any Subcontractor shall not in any way relieve GSI of all or any part of its obligations hereunder.



                                                 [Execution copy]
4.2  Standards.

(a) For so long as no Event of Default by Kash n' Karry has occurred and is continuing, GSI agrees to provide the Services in accordance with this Agreement. The parties agree that nothing contained in this Section 4.2(a) is intended to waive, limit or release the provisions of Sections 11.3, 11.4 or 17.3 hereof.

(b) GSI agrees that its performance of the Services will meet or exceed each of its obligations under this Agreement, including, but not limited to, meeting or exceeding the services and functions established in the Current Parameter; provided, however, so long as GSI fulfills such obligations, GSI has no obligation to: (1) retain certain employees,
     (2) employ a minimum number of employees, (3) retain the Unix excess capacity or functions, or (4) maintain each and every component of the computing capacity reflected in the Current Parameter.

(c) If GSI stops providing Services that are critical to Kash n' Karry's core operations, Kash n' Karry is entitled to do whatever is necessary to maintain the Current Parameter and the Projects, and GSI will pay or reimburse Kash n' Karry for any additional reasonable and substantiated costs paid or incurred by Kash n' Karry in covering the default provided Kash n' Karry has exhausted the dispute resolution procedures set forth in this Agreement.

4.3  Efficient Use of Resources.

     GSI shall take all commercially reasonable actions to efficiently use resources that will become chargeable to Kash n'
Karry under this Agreement, including, but not limited to:

(a) making schedule adjustments (consistent with Kash n' Karry's priorities and schedules for the Services and GSI's obligation to meet the Current Parameter);

(b) delaying the performance of noncritical functions within established limits; and

(c)  minimizing the use of Supplies.

4.4  Technological Advancements.

(a) GSI promises that it will, without additional charge to Kash n' Karry, maintain the Applications Software (excluding specifically the Wingz Product), and pass on to Kash n' Karry any "evolutive" and corrective enhancements made by software

                                                 [Execution copy]
     vendors pursuant to their maintenance agreements with GSI.
     Any additional costs relating to enhancements of Applications Software will, to the extent not already included within the contract price paid to the software vendor or provided pursuant to Section 4.8(a) hereof, be paid by Kash n' Karry. GSI agrees to maintain all Systems Software so that there will be no obsolete Systems Software.

(b) In the event that during the Term Kash n' Karry becomes aware of any commercially available, significant, technological advancement in Kash n' Karry's industry or in the information systems industry that, if implemented by GSI with Kash n' Karry's investment, would materially reduce GSI's overall Kash n' Karry-related investment and/or the net cost of providing the Services to Kash n' Karry (excluding Committed Costs), Kash n' Karry may notify GSI of any such advancement. GSI and Kash n' Karry agree to then negotiate promptly and in good faith with reasonable diligence to determine (i) if there is mutually beneficial advantage in implementing such technology; and (ii) the reduction of the charges payable by Kash n' Karry under this Agreement that would result from the implementation of such technology; provided, however, GSI shall not be required to negotiate a reduction of its fees under this
     Section 4.4(b) more frequently than once per calendar year.

4.5  Management and Control.

(a) Within 90 days after the Closing Date, GSI shall provide to Kash n' Karry a written procedures manual describing the business processes and procedures relating to the Services (the "Procedures Manual"). At a minimum, the Procedures Manual will reasonably describe the Platforms and Applications

     Software being used, and include the documentation (i.e., training guides, action plans, implementation plans/goals, communication plans for issue management, business plans, etc.) for such Platforms and Applications Software. The Procedures Manual shall be written in nontechnical language that can be understood by the Kash n' Karry employees working with GSI in connection with this Agreement.

     (1) The Procedures Manual shall be provided to Kash n' Karry for review and comment and any reasonable comments or suggestions of Kash n' Karry will be incorporated therein, and prior to being considered final by the parties, shall be subject to the written approval of Kash n' Karry, which approval shall not be unreasonably withheld or delayed.

     (2) Thereafter, within 90 days after the completion of any new projects or modifications to the Platforms,
                                                 [Execution copy]

          Applications Software or Services described in the Procedures Manual, GSI shall update the Procedures Manual to reflect any changes in the operations or procedures described therein; provided, however, that any changes thereto which will affect End Users shall first be communicated to Kash n' Karry in writing and shall be subject to the prior written approval of Kash n' Karry, which shall not be unreasonably withheld or delayed.

     (3) GSI shall perform all Services in accordance with the terms and conditions of this Agreement and the Procedures Manual.

(b) Within 90 days after the Closing Date, GSI shall prepare and provide to Kash n' Karry written procedures describing the processes by which changes will be made to Applications
     Software affecting End Users (the "Change Control
     Procedures"). The Change Control Procedures shall provide, at a minimum, as follows:

     (1) GSI will make no change, including modifications to any Schedules, which may adversely affect Kash n' Karry's overall operating costs, the business operations of Kash n' Karry or the amounts payable by Kash n' Karry to GSI hereunder, without first obtaining the prior written approval of Kash n' Karry, which may be reasonably withheld by Kash n' Karry.

     (2) From and after the first anniversary of the Effective Date, GSI agrees to maintain, as part of a standard maintenance contract, reasonable currency for releases and versions of Applications Software used to service the Current Parameter and the Projects. For purposes of this Article, reasonable currency shall mean (A) as to Applications Software, that the new release or version is installed not later than 12 months after the date the licensor makes such release or version commercially available, except that a new version or release may be installed later than 12 months after commercial release if mutually agreed by the parties, and (B) as to Systems Software, that the existing Systems Software is not obsolete. Kash n' Karry may contact software vendors directly for the purpose of obtaining information about new releases and versions of Applications Software, but GSI will not be obligated to inform Kash n' Karry of the new releases and versions.

     (3) GSI agrees that Kash n' Karry may, upon written notice to GSI, delay or prohibit implementation of a new version or release of Applications Software. Kash n' Karry
                                                 [Execution copy]
          acknowledges that Kash n' Karry's decision to prohibit or delay such implementation may impact GSI's ability to meet its obligations under this Agreement with respect to such Applications Software, including the Current Parameter. GSI agrees that, in the event such a delay or prohibition is requested by Kash n' Karry, GSI will provide written notice to Kash n' Karry if, in the reasonable judgment of GSI, as a result of such a decision (A) maintenance and support will be lost for any back level version or release of Applications Software because of a discontinuation thereof by the software vendor or (B) GSI's ability to provide the Services will be affected in a materially adverse manner. In the event GSI shall deliver such notice, the parties agree to negotiate in good faith regarding GSI's concerns.

     (4) GSI will assure that all programs are moved from the application development and test environments to the production environment in a controlled and documented manner. Kash n' Karry shall have the right to reasonably audit, control and approve all new Applications Software in the spirit that they are in conformity with Kash n' Karry's written requirements given to GSI prior to their promotion into production.

     (5) GSI will schedule all Data Center and Data Network projects affecting Applications Software so as not to unreasonably interrupt Kash n' Karry's business operations. GSI will consult with Kash n' Karry prior to initiating such projects.

     (6) GSI will prepare monthly, in writing, a rolling quarterly "look ahead" schedule for ongoing and planned Data Center and Data Network changes affecting Applications Software.

          The status of such changes will be monitored and tracked against the applicable schedule.

     (7) Subject to Section 4.5(b)(1) and 4.5(b)(5), at least 24 hours before making any change to the Data Center, the Data Network or the Applications Software that would affect End Users, GSI shall notify Kash n' Karry in writing of such change. Any such notice shall describe in reasonable detail the reasons for such change and the effects on End Users as a result thereof. Except in the case of emergency, no change to Applications Software shall be made which shall constitute a breach of or default under the License governing such Applications Software. GSI shall indemnify and hold Kash n' Karry harmless from and against any and all Losses that may be caused by or arise as a result of any such emergency
                                                 [Execution copy]

          change, unless such emergency change is requested by Kash n' Karry. If a change to Applications Software is requested by Kash n' Karry, then GSI is required give only oral notice prior to effecting the change.

          The Change Control Procedures shall be provided to Kash n' Karry for review and comment and any reasonable comments or suggestions of Kash n' Karry will be incorporated therein, and prior to being considered final by the parties, all portions thereof shall be subject to the written approval of Kash n' Karry, which approval shall not be unreasonably withheld or delayed.

(c) Within 90 days after the Closing Date, the parties will mutually determine an appropriate set of periodic reports regarding GSI's performance of the Services to be issued by GSI to Kash n' Karry. At a minimum, these reports will include the following:

     (1) a monthly performance report, in a form and with content mutually established by the parties, documenting GSI's performance with respect to this Agreement and the Current Parameter. In addition, GSI will provide Kash n' Karry with such documentation and other information as may be reasonably requested by Kash n' Karry from time to time in order to verify that GSI's performance of the Services is in compliance with this Agreement and the Current Parameter;

     (2) a monthly project schedule report containing the information described in Section 4.5(b)(6); and

     (3) a monthly change report setting forth a record of all changes to the Data Center and Data Network affecting
          Applications Software performed during the previous month.

(d) Within 60 days after the Closing Date, the parties will mutually determine an appropriate set of periodic meetings to be held between representatives of Kash n' Karry and GSI. At a minimum, these meetings will include the following:

     (1) a weekly meeting among operational personnel to discuss ongoing issues relating generally to daily performance and planned or anticipated activities and changes;

     (2) a monthly management meeting to review the performance report, the project schedule report, the changes report, and such other matters as appropriate; and

                                                 [Execution copy]

     (3) a quarterly senior management meeting to review relevant contract and performance issues.

     All meetings will have a published agenda issued by GSI sufficiently in advance of the meeting to allow meeting participants a reasonable opportunity to prepare for the meeting. Upon request by Kash n' Karry for review of a given issue at a given meeting, GSI will incorporate Kash n' Karry's request into the published agenda.

4.6  PC Machines.

     GSI will administer the hardware maintenance for Kash n' Karry End User Machines consisting of PC machines in accordance with the hardware maintenance standards set forth in the existing Maintenance Contracts covering such PC machines. GSI will bill Kash n' Karry for this maintenance (excluding the maintenance costs included in the MIS Budget) in an amount not greater than the fee payable by Kash n' Karry under such Maintenance Contracts. GSI will not be liable for any license usage and/or have an obligation for software support with respect to the PC machines.

4.7  Data Transmission (Lines/Circuits).

     GSI will undertake complete management and administrative responsibility for the existing leased data transmission lines and circuits (the "Lines") between and among the Data Center, the Kash n' Karry Offices, the Distribution Center (including Returns Processing Center) and Kash n' Karry's stores. As between Kash n' Karry and GSI, Kash n' Karry will retain title to, and contract and financial responsibility for, the Lines. Kash n' Karry will cooperate with GSI in the event that there is an issue with the vendor. Additions, replacements and upgrades to Lines, if requested by Kash n' Karry, together with any other changes to the Data Network requested by Kash n' Karry, will be chargeable as New Services in accordance with Section 6.3.

4.8  Software.

GSI will:

(a) be solely responsible for operating, maintaining and enhancing all Applications Software and Systems Software in the Data Center and Data Network so that it performs, at all times during the Term hereof, in accordance with this Agreement and the Current Parameter. GSI will install new versions and releases, upgrades, replacements or additional Applications Software and Systems Software as GSI deems necessary in order to perform the Services in accordance with this Agreement,

                                                 [Execution copy]

     including but not limited to, the Current Parameter, at no additional cost to Kash n' Karry;

(b) apply preventive maintenance and program temporary fixes to correct defects in the Applications Software and Systems Software so as to keep it running in accordance with this Agreement, including, without limitation, the Current Parameter;

(c) install new versions and releases of Applications Software in accordance with this Agreement and the Change Control
     Procedures (as described in Section 4.5);

(d) provide all additions and replacements to the Applications Software, which will be considered New Services as described in Section 6.3; provided, however that new releases and versions of the Applications Software provided as part of a standard maintenance contract shall not be considered as additions and replacements and therefore shall not be considered New Services.

4.9  Operations, Support and Maintenance.

During the Term hereof, GSI will perform the following operational, support and maintenance services as part of the Services rendered to Kash n' Karry hereunder:

(a)  operate the Data Center using the Machines and Applications
     Software and Systems Software;

(b)  operate the Data Network using the Machines and Applications
     Software and Systems Software;

(c) provide maintenance services for Machines in the Data Center and Data Network;

(d) support the Data Network and the End Users by operating a help desk in accordance with Section 4.14, which will provide first level trouble analysis, problem recording, place service calls to vendors to perform corrective maintenance, and manage problems to resolution;

(e) provide printed output to the local Kash n' Karry distribution system located in the Kash n' Karry Offices or transmit print files to remote sites for local printing;

(f) provide maintenance services for laser printers and replacements located at the Kash n' Karry Offices;


                                                 [Execution copy]

(g) store, maintain and provide security for storage media (tapes, disk packs, etc.) provided to GSI using library and retention procedures in accordance with the Procedures Manual;

(h) assume responsibility for microfiche operations (i.e., creation of tape);

(i) complete the Projects according to their terms as stated in the Schedules attached to this Agreement; and

(j) otherwise fully perform all of its obligations under this Agreement.

4.10 Consolidation and Relocation Services.

During the Term hereof, GSI will provide the following consolidation and relocation services as part of the Services rendered to Kash n' Karry hereunder:

(a) install, rearrange and relocate equipment in the Data Center and Data Network as GSI deems necessary in order to perform in accordance with this Agreement, including, without limitation, the Current Parameter, and in such a manner so as to minimize, as much as reasonably possible, service level impact to End Users; and

(b) provide MAC support (manpower only) for GSI End User Machines and as reasonably requested by Kash n' Karry from time to time; provided, however, GSI may charge Kash n' Karry for such support in an amount not to exceed $100 per GSI End User Machine for each GSI End User Machine in excess of ten per calendar year that is moved, changed or added at Kash n' Karry's request.

4.11 Systems Management.

During the Term hereof, GSI will provide the following systems management services as part of the Services rendered to Kash n'
Karry hereunder:

(a) perform capacity planning, performance analysis and tuning for the Machines and Systems Software in the Data Center and the Data Network;

(b) create and maintain an inventory and configuration diagram of the Data Network;

(c) develop and implement controls to effectively manage the Data Center and Data Network environments, including change and problem management systems;
                                                 [Execution copy]

(d) provide backup and restore capability for all data and programs maintained in the Data Center;

(e)  invoke the disaster recovery plan when appropriate; and

(f) provide for systems access security through the use of appropriate security products.

4.12 Disaster Recovery.

     GSI will provide, with the assistance of Kash n' Karry, disaster recovery services at a level comparable to that in effect under the existing Contract for the provision of disaster recovery services described on Schedule P. GSI will provide planning and backup, including a "hot" site, and Kash n' Karry will pay for actual use of the "hot" site, including time and materials for a reasonable period of time, depending on the nature of the disaster.

     If, at any time after the 90th day following the Closing Date,
(a) GSI is unable to restore certain critical functions within 20 days, or (b) GSI provides the Services from a "hot" site for longer than 20 days, then Kash n' Karry may terminate the Agreement by delivering written notice to GSI. In such event, Kash n' Karry's obligations to GSI hereunder in respect of such termination shall be as set forth in Section 11.3(b).

4.13 Production Services.

During the Term hereof, GSI will provide the following production services as part of the Services rendered to Kash n' Karry hereunder:

(a) schedule, control and monitor the running of production jobs in the Data Center using scheduling and quality control procedures; and

(b) follow procedures for scheduling and directing output of all production work (including workload and performance balancing).

4.14 Help Desk.

     GSI will maintain a help desk for Kash n' Karry and thereby provide initial, single point-of-contact support to trained End Users to assist them with Services-related problem determination, how-to questions relating to product support, systems status, problem recording and reporting, general Services support and changes which may affect them, in accordance with Schedule Q. The Services to be rendered by GSI at the help desk specifically exclude any kind of development or control by GSI of data content.
                                                 [Execution copy]
4.15 Audits/Compliance with Law.

     GSI will assist Kash n' Karry in meeting its audit (including technical contract audit) and regulatory requirements, including, but not limited to, providing access to the Data Center and all Kash n' Karry data maintained or contained therein to enable
Kash n' Karry, its employees, agents, auditors, Subcontractors and examiners (excluding direct competitors of GSI, e.g., Arthur Anderson) to conduct reasonably appropriate audits and examinations of Kash n' Karry's operations and the operations of GSI relating to the performance of the Services to verify:

(a) that GSI is exercising reasonable procedures to control the resources utilized by GSI in providing Services to Kash n'
     Karry;

(b) that Services are being provided in accordance with this Agreement, including but not limited to, the Current
     Parameter; and

(c) that GSI is exercising reasonable policies and procedures to protect and provide for the integrity of information so that Kash n' Karry's auditors can successfully opine on the accuracy of the information used to compile Kash n' Karry's books and records.

     Such access will require 48 hour notice to GSI and will be provided at reasonable hours, provided that any audit does not interfere with GSI's ability to perform the Services in accordance with this Agreement, including but not limited to, the Current Parameter. GSI will provide access only to information reasonably necessary to perform the audit. GSI shall not allow Kash n' Karry, its employees, agents, Subcontractors, examiners or auditors access to other GSI customers' or GSI's proprietary data. GSI will also assist Kash n' Karry's employees, agents, Subcontractors, examiners or auditors as may be reasonably required in testing Kash n' Karry's data files and programs, including, without limitation, installing and running audit software. If requested by Kash n' Karry's external auditors or required by law (e.g., for SEC or other governmental agency reporting purposes), GSI will assist Kash n' Karry in responding to those requests and requirements, including copying. All costs and expenses related to such audits will be fully borne by Kash n' Karry.

     During the Term, GSI shall comply (and shall cause its Subcontractors to comply) with all applicable laws or regulations in the providing of the Services and in performing its obligations under this Agreement, including (subject to Section 6.3) making any changes and taking other actions which are necessary in order to maintain compliance with applicable laws or regulations. Kash n'

                                                 [Execution copy]

Karry may submit additional findings or recommendations to GSI for its consideration, and GSI shall consider such findings, and advise Kash n' Karry in writing and in reasonable detail whether or not such findings and recommendations have been accepted. In each such case, Kash n' Karry will pay or reimburse GSI, upon demand, for all reasonable and necessary costs and expenses incurred by GSI in complying with any applicable laws or regulations that are related to Kash n' Karry's business.

4.16 Other Responsibilities.

     During the Term hereof, GSI will provide the following other services as part of the Services rendered to Kash n' Karry hereunder:

(a) provide, maintain and support Kash n' Karry End User Machines which are included or equivalent to the ones in the Current
     Parameter;

(b) be responsible for all MACs with respect to Kash n' Karry End User Machines; provided, however, GSI may charge Kash n' Karry for such support in an amount not to exceed $100 per Kash n' Karry End User Machine for each Kash n' Karry End User Machine in excess of ten per calendar year that is moved, changed or added at Kash n' Karry's request;

(c) provide support to End Users for questions and problems related to Applications Software, developments and training at the help desk described in Section 4.14;

(d) provide maintenance support for and pay all Leases on printers (excluding usage costs) existing as of the Closing Date, in accordance with the Current Parameter;

(e) be responsible for training the Kash n' Karry training personnel (trainers);

(f) be responsible for the creation and administration of user access and password management and security programs; and

(g) be responsible for the costs of all Supplies used or consumed at the Data Center.

4.17 Corporate Organization.

     GSI represents and warrants to Kash n' Karry that it is a subsidiary of GSI - U.S.A. Incorporated, that its relationship to such entity is as set forth on Schedule R attached hereto, and that, on or before the Closing Date, it shall have received an initial and permanent capital investment in an amount
                                                 [Execution copy]

not less than Two Million U.S. Dollars ($2,000,000). During the Term, Kash n' Karry shall have the right to appoint an individual (selected by Kash n' Karry from among its executive officers, subject to the approval of GSI, which approval shall not be unreasonably withheld) to serve on the Board of Directors of GSI.

           ARTICLE 5:  KASH N' KARRY RESPONSIBILITIES

5.1  MIS Coordinator.

     Kash n' Karry agrees to designate, at all times during the Term, a person reasonably acceptable to GSI to act as Kash n'
Karry's MIS Coordinator, and the person to whom all GSI communications may be addressed.

5.2  Applications Software.

     During the Term, Kash n' Karry will be responsible for selecting, or defining requirements for, all Applications Software, including all Applications Software which executes on GSI End User Machines or Kash n' Karry End User Machines. GSI agrees that Kash n' Karry may, during the Term, require replacement or substitution of Applications Software, provided that GSI shall bill Kash n' Karry for all corresponding costs of whatever nature.

5.3  Facilities and Support Services.

     During the Term hereof, and to enable GSI to provide Services, Kash n' Karry agrees to perform the following facilities and support services:

(a) perform its responsibilities in accordance with the Procedures Manual, Change Control Procedures, Current Parameter and Projects, and until such time as documents relating to those matters are completed, in whole or in part, in accordance with Kash n' Karry's practices and policies as of the Commencement Date; and

(b) provide, for the Data Network facilities located at premises under Kash n' Karry's management and control during the Term
     (excluding the Building), all heat, light, power, air conditioning, and such other similar utilities as may reasonably be necessary for GSI to perform the Services as described in this Agreement.

5.4  Other Responsibilities.

     During the Term hereof, Kash n' Karry also agrees to provide the following other services:

                                                 [Execution copy]

(a) operate the Xerox printers and pay the paper supply costs for those printers including usage costs;

(b) provide to GSI data, data entry, and administration, and coordinate such activities with GSI's systems design and production functions;

(c) designate and document information requirements, including report design and content, frequency of reports, and accessibility to information with all costs to be paid by Kash n' Karry;

(d)  provide all paper forms and Supplies purchased by Kash n'
     Karry for use or consumption by End Users;

(e) be responsible for creation, storage and retrieval of any and all microfilm/microfiche output;

(f) be responsible for voice network, telephones, all common carrier charges for local, long distance, and WATS (in and out) telecommunications services for voice network, and provide GSI with telephones and with access to Kash n' Karry's PBX system at communication cost; provided however that Kash n' Karry may charge GSI for GSI's communication costs;

(g) provide written authorization to GSI for user access and/or password management;

(h) be responsible for all of Kash n' Karry's mail, messenger, postage, courier and print distribution services;

(i) be responsible for such other Kash n' Karry activities and functions as are described in this Agreement;

(j)  assist GSI in the performance of its mission in good faith;

(k)  be responsible for training the End Users and providing
     "champions" (department heads/director level and above); and

(l) collaborate with GSI in particular by indicating significant changes of business and/or environment affecting GSI's information services environment.


                ARTICLE 6:  CHARGES AND EXPENSES

6.1  Annual Services Charge.

     For so long as no Event of Default by GSI shall have occurred and be continuing hereunder, Kash n' Karry agrees to pay the Annual
                                                 [Execution copy]

Services Charge specified in Schedule A for each year of the Term, together with the other amounts as described in this Article 6.

6.2  New Entities.

     If Kash n' Karry acquires any additional Affiliate (or significant new assets) during the Term, and Kash n' Karry desires that GSI provide Services for such Affiliate or new assets, subject to additional charges if acceptance of such responsibilities would require New Services as described in Section 6.3, then, upon written request from Kash n' Karry, GSI will provide such Services in accordance with this Agreement. Prior to the provision of such New Services, GSI will notify Kash n' Karry in writing of the amount of additional charges for such New Services and GSI agrees that Kash n' Karry may withdraw its request for such New Services if such withdrawal is delivered in writing not later than ten days after receipt of GSI's notification as to additional charges. GSI reserves the right to decline to provide New Services pursuant to this Section 6.2 if Kash n' Karry's new business differs from its business as of the Effective Date.

6.3  New Services and Extension of Current Parameter.

(a) If Kash n' Karry's demand for Services would exceed the Current Parameter and the Projects ("New Services"), GSI or
     Kash n' Karry will promptly inform each other, and GSI will bill Kash n' Karry fair and justified amounts corresponding to such excess variation.

(b) GSI will offer New Services to Kash n' Karry at prices not exceeding the lowest prices then being made available by GSI to its other customers engaged in retail food store sales in the United States for similar services, but Kash n' Karry will be under no obligation to purchase at those prices. GSI will have the first right to bid on New Services, and if GSI's bid is competitive and properly reflects the synergy existing between Kash n' Karry and GSI, then Kash n' Karry will engage GSI to perform the New Services.

(c) If Kash n' Karry requests that GSI cooperate with other vendors whose products or services are purchased by Kash n' Karry and which interface with the Current Parameter and Projects, GSI shall so cooperate, subject to security and confidentiality requirements; provided, however, GSI may charge Kash n' Karry a fair and justified amount for such services. GSI, however, will bear no responsibility for Losses resulting directly or indirectly from the interference of any software and/or hardware and/or service of whatever nature ordered by Kash n' Karry from a third party vendor and which would in any manner adversely impact upon the Services.
                                                 [Execution copy]

(d) GSI's books and records will be made available to Kash n' Karry's independent auditors in order for the auditors to confirm whether the prices offered pursuant to this Article are in fact not in excess of the lowest prices then made available by GSI to its other customers engaged in retail food store sales in the United States for similar services; provided, however, that Kash n' Karry's auditors shall not disclose to Kash n' Karry the specific, actual prices disclosed in GSI's books and records.

6.4  Substantial Reduction of Resources.

(a) If, during the Term, Kash n' Karry experiences significant changes in the scope, nature or volume of its business, or if Kash n' Karry elects to change the manner or method by which Kash n' Karry does business (including, but not limited to, an election by Kash n' Karry to effect a sale or other disposition of material assets, subject to the requirements of
     Section 18.13), which have or may have the effect of causing a decrease in the quantity or quality of the Services that will be needed by Kash n' Karry, then Kash n' Karry may request GSI to reduce the level of Services (or to reduce any of the standards set forth in the Current Parameter) and the Annual Service Charges to Kash n' Karry under this Agreement as set forth below; provided, however, that Kash n' Karry agrees that: (i) in no event shall the Annual Services Charge be reduced to a level less than the Committed Costs; and (ii) any such reduction must not adversely impact upon GSI's ability to reasonably perform its obligations under the Agreement.

(b) In such event, GSI shall estimate, in writing and in good faith, the aggregate decreased charges to Kash n' Karry from GSI's ceasing to perform such Services and shall provide such written estimate to Kash n' Karry (together with notice of any consequential change to the Current Parameter), no later than 30 days from GSI's receipt of Kash n' Karry's notice. Kash n' Karry, upon receipt of such estimate, may then elect by written notice given to GSI within 15 days following receipt of GSI's written estimate to: (i) withdraw its request for a cessation of part of the Services; (ii) implement such partial cessation of Services based upon the estimate of GSI; or (iii) request that GSI negotiate with Kash n' Karry regarding the aggregate reduction in the Annual Service Charges due to GSI from Kash n' Karry hereunder as a result of the partial cessation of Services. If Kash n' Karry shall elect to request GSI to negotiate, the parties shall promptly negotiate in good faith regarding the amount of such reduction.


                                                 [Execution copy]
6.5  Taxes.

(a) The Annual Services Charge payable by Kash n' Karry is inclusive of any applicable sales, use, personal property or other taxes based upon or measured by GSI's cost in acquiring or providing equipment, materials, supplies or services furnished or used by GSI in performing or furnishing the Services, and Kash n' Karry shall not be required to pay the taxes described in this Section 6.5(a), which are the sole expense of GSI, it being understood that GSI is the ultimate user of all Assets, including, but not limited to, its purchased and leased tangible personal property and real property used to provide the Services. It is the parties' specific intent that: (1) the Services consist solely of professional and personal service information transactions,
     (2) all written reports or data issued or made available by GSI to Kash n' Karry are of an individual and unique nature, are produced and provided to Kash n' Karry, and shall not be used in any written reports or data issued by GSI to third parties, (3) Kash n' Karry shall have no right to access GSI's computers, compile programs, perform computations, enter data, or control any aspect of the processing of data, and all functions to provide the Current Parameter and other Services hereunder shall be performed and controlled by GSI.

(b) In the event that a sales, use, excise or services tax is assessed on the provision of the Services (or any New Services), or any portion thereof, by GSI to Kash n' Karry or on any of GSI's charges to Kash n' Karry under this Agreement, however levied or assessed, by any federal, state or local governmental entity in any jurisdiction in which Kash n' Karry has a facility which is receiving Services from GSI (Kash n' Karry facilities "receiving services from GSI" shall not include the Data Center or any non-Kash n' Karry owned or leased location from which GSI elects to provide the Services), Kash n' Karry will be responsible for and pay the amount of any such tax. Kash n' Karry will also be responsible for paying all personal property or use taxes due on or with respect to Kash n' Karry Machines. Upon the request of Kash n' Karry, GSI shall separately invoice all charges that are determined to be taxable and shall separately
     state the tax thereon.   GSI shall not be required to pay the
     taxes described in this Section 6.5(b), which are the sole expense of Kash n' Karry.

(c) Each party shall bear sole responsibility for all taxes, assessments and other real property-related levies on its owned or leased real property.


                                                 [Execution copy]

(d) Subject to the provisions of Sections 6.5(a) and (b), the parties agree to perform all acts reasonably requested by the other party to minimize such party's tax liability to the extent legally permissible.

(e) Each party shall provide and make available to the other any resale certificates, information regarding out-of-state sales or use of equipment, materials or services, and other exemption certificates or information reasonably requested by either party.

(f) Neither party shall have any obligation of any kind or character to pay any income, franchise or similar taxes relating to the other party's income or receipts from its business operations.

(g) Upon the request of a party, the other party to this Agreement shall explain any taxes paid or payable by such party and shall provide sufficient documentation supporting the amount of and the payment of all such taxes.

6.6  Other Expenses and Charges.

     Kash n' Karry will be financially responsible for all costs and expenses associated with its responsibilities specified in
Article 5. Such costs and expenses are not included within the Annual Services Charge or any other charges payable by Kash n' Karry under this Agreement. GSI shall be financially responsible for all costs and expenses incurred in providing the Services or otherwise associated with its responsibilities specified in this Agreement, unless otherwise expressly set forth in this Agreement.

                ARTICLE 7:  INVOICING AND PAYMENT

7.1  Annual Services Charge Invoices.

     GSI will bill Kash n' Karry annually for the Annual Services Charge allocable to such calendar year. The total amount stated on such annual invoice will be payable in 12 equal monthly installments, which will be due and payable by Kash n' Karry on the first day of each month. Provided, however, the first installment of the Annual Services Charge for 1995 will be payable on the Closing Date, prorated on a per diem basis for the period from and including the Closing Date to the last day of such month, and Kash n' Karry shall receive a credit against the total Annual Services Charge for 1995 in an amount equal to the sums paid to GSI under
Section 3.9 for services rendered during the Transition Period. Unless otherwise authorized by GSI, payments made by Kash n' Karry to GSI hereunder shall be made by bank wire transfer to the account

                                                 [Execution copy]

of GSI identified on Schedule S hereto.   Each invoice issued to
Kash n' Karry will state separately applicable taxes owed by Kash n' Karry, if any, itemized by tax jurisdiction in accordance with
Section 6.5(b). In the event of an interim adjustment to the Annual Services Charge for a given year pursuant to this Agreement, unless the parties otherwise agree at the time of the adjustment, any charge in addition to the amount stated on the annual invoice, shall be payable by Kash n' Karry within 30 days of the date of the interim invoice and any reduction in the amount stated on the annual invoice shall be credited by GSI against future monthly installments in the order of their maturity.

7.2  Other Charges.

     Any amount due under this Agreement for which a time for payment is not otherwise specified will be due and payable within ten days after the date of the invoice.

7.3  Late Charges.

     If any payment due by either Kash n' Karry or GSI is not received within five days following the due date thereof, the delinquent party shall pay to the other party a late fee equal to one and a half percent (1.5%) of the amount of such payment per month until paid.

7.4  Proration.

     All periodic charges under this Agreement are to be computed on a calendar month basis, and will be prorated for any partial month, unless specifically stated otherwise in this Agreement.

7.5  Refundable Items.

(a) Where Kash n' Karry has paid or prepaid rent, maintenance fees, or other ongoing charges under any Contract (as opposed to any non-periodic payment such as license fees), GSI will refund to Kash n' Karry, promptly upon demand by Kash n' Karry, that portion of such prepaid expense which is attributable to periods on and after the Closing Date.

(b) If GSI should receive during the Term any refund, credit or other rebate in respect of any Contract, which is attributable to a period prior to the Closing Date (including, but not limited to, deposits under Leases), GSI will promptly notify Kash n' Karry of such refund, credit or rebate and will promptly pay to Kash n' Karry the full amount of such refund, credit or rebate.


                                                 [Execution copy]

(c) If Kash n' Karry should receive during the Term any refund, credit or other rebate in respect of any Contract, which is attributable to periods on and after the Closing Date, Kash n' Karry will promptly notify GSI of such refund, credit or rebate and will promptly pay to GSI the full amount of such refund, credit or rebate.

7.6  Credits.

     Except as otherwise set forth in this Agreement, with respect to any amount to be paid or reimbursed to Kash n' Karry by GSI pursuant to this Agreement, Kash n' Karry may, at its option, obtain payment of such amount from GSI by offsetting any such amount against the charges otherwise payable to GSI hereunder at the time any such amount is due and payable to Kash n' Karry. Kash n' Karry shall provide evidence in reasonable detail of the basis for any such offsets, prior to effecting the offset. In the event that the parties shall determine that any such offset by Kash n' Karry was improper, Kash n' Karry shall promptly deliver the amount thereof to GSI, together with a late fee equal to one percent of the amount of such improper offset per month.


                      ARTICLE 8:  REVERSION

                     [INTENTIONALLY OMITTED]


            ARTICLE 9:  INTELLECTUAL PROPERTY RIGHTS

9.1  Materials.

     Pursuant to this Agreement, GSI and its Subcontractors and Kash n' Karry and its Subcontractors may develop, create, modify or personalize (collectively, "Develop") certain computer programming code, including source and object code ("Code"), and documentation to perform the Services. Ownership of such Code and documentation shall be treated as follows: With respect to

(a) Code Developed under this Agreement which constitutes Derivative Works (as defined below) of software for which the copyright is owned by Kash n' Karry ("Type I Materials"), whether Developed solely by GSI or its Subcontractors or solely by Kash n' Karry and its Subcontractors, or jointly by GSI and/or its Subcontractors and Kash n' Karry and/or its Subcontractors;

(b) Code Developed under this Agreement which does not constitute Derivative Works of any software owned by Kash n' Karry, GSI or its Affiliates or any third party ("Type II Materials"),
                                                 [Execution copy]

     whether Developed solely by GSI or its Subcontractors or solely by Kash n' Karry and its Subcontractors, or jointly by Kash n' Karry and/or its Subcontractors and GSI and/or its Subcontractors;

(c)  Code Developed under this Agreement which constitutes
     Derivative Works of software for which the copyright is owned by GSI, its Affiliates or Subcontractors ("Type III
     Materials"), whether Developed solely by GSI or its Subcontractors or solely by Kash n' Karry and its Subcontractors, or jointly by Kash n' Karry and/or its Subcontractors and GSI and/or its Subcontractors;

(d) Literary works of authorship Developed under this Agreement, which are specific to the financial and business operations of Kash n' Karry or which are specific to the providing of Services to Kash n' Karry, as opposed to the general providing of Services by GSI to its other customers, such as user manuals, charts, graphs and other written documentation and machine-readable text and files, but excluding Code ("Type IV Materials"), which have been Developed solely by Kash n' Karry and its Subcontractors or solely by GSI or its Subcontractors, or jointly by Kash n' Karry and/or its Subcontractors and GSI and/or its Subcontractors; and

(e) Literary works of authorship Developed under this Agreement which are not specific to the financial and business operations of Kash n' Karry or which are used generally in the providing of services such as the Services by GSI to its customers, such as user manuals, charts, graphs and other written documentation and machine-readable text and files, but excluding Code ("Type V Materials"), which have been Developed solely by Kash n' Karry and its Subcontractors or solely by GSI or its Subcontractors, or jointly by Kash n' Karry and/or its Subcontractors and GSI and/or its Subcontractors,

     (1) All such Type II, Type III and Type V Materials shall be owned by GSI (collectively, the "GSI Materials"), and Kash n' Karry shall have the following license rights:

          (A) an irrevocable, nonexclusive, worldwide, paid-up license to use, execute, reproduce, display, perform and distribute such GSI Materials internally for the sole benefit of and exclusive use by Kash n' Karry during the Term; and

          (B) the right to sublicense third parties to do any of the foregoing.


                                                 [Execution copy]

     (2)  With respect to Type I Materials and Type IV Materials,
          Kash n' Karry shall own such Materials (the "Kash n'
          Karry Materials"), and GSI shall have the following license rights:

          (A) an irrevocable, nonexclusive, worldwide, paid-up license to use, execute, reproduce, display, perform and distribute such Kash n' Karry Materials internally for the sole benefit of and exclusive use by GSI during the Term; and

          (B) the right to sublicense third parties to do any of the foregoing.

     (3) At the expiration or earlier termination of this Agreement, so long as Kash n' Karry has fully complied with all of its obligations, and is not in default under this Agreement, GSI will grant to Kash n' Karry the following license rights in the GSI Materials:

          (A) an irrevocable, nonexclusive, worldwide, paid-up license to use, execute, reproduce, display, perform and distribute the GSI Materials internally for the sole benefit of and exclusive use by Kash n' Karry; and

          (B) the right to sublicense third parties to do any of the foregoing.

     (4) At the expiration or earlier termination of this Agreement, so long as GSI has fully complied with all of its obligations, and is not in default under this Agreement, Kash n' Karry will grant to GSI the following license rights in the Kash n' Karry Materials:

          (A) an irrevocable, nonexclusive, worldwide, paid-up license to use, execute, reproduce, display, perform and distribute the Kash n' Karry Materials internally for the sole benefit of and exclusive use by GSI; and

          (B) the right to sublicense third parties to do any of the foregoing.

     (5) Any ownership or license rights herein granted to either party are limited by and subject to any patents and copyrights held by, and terms and conditions of any license agreements with, applicable third party software providers and subject in all respects to the parties' obligations regarding Confidential Information, as set
                                                 [Execution copy]

          forth in Article 10 of this Agreement, it being agreed by the parties that nothing in this Article 9 shall give either party the right or obligation, under any circumstances, to disclose to any person any Confidential Information of the other party or to allow the other party to disclose any Confidential Information.

     (6) To the extent any of the Type I, Type II, Type III, Type IV and Type V Materials may not, by operation of law, be owned by the party to which ownership has been granted (as described in this Article 9), each party agrees to assign and hereby assigns, without further consideration, the ownership of all right, title and interest in all U.S. and foreign copyrights, and mask work rights (if any) included in such Materials to the other party, and such assignee party shall have the right to obtain and hold in its own name copyrights, registrations, renewals and all other rights relating or pertinent thereto.

     (7) The parties agree to reproduce copyright legends which appear on any portion of the Type I, Type II, Type III, Type IV and Type V Materials which may be owned by third parties.

     (8) For purposes of this Section 9, a "Derivative Work" shall mean a work based on one or more preexisting works, including, without limitation, a condensation, transformation, expansion or adaptation, which, if prepared without authorization of the owner of the copyright of such preexisting work, would constitute a copyright infringement.

     (9) This Agreement shall not preclude GSI or Kash n' Karry from Developing materials or providing services which are competitive to the Type I, Type II, Type III, Type IV and Type V Materials irrespective of their similarity to computer programming code, documentation or other materials or services which might be delivered pursuant to this Agreement, except to the extent any of same may infringe any of the other party's patent rights or copyrights.

     (10) Nothing contained in this Agreement shall restrict either party from the use of any ideas, concepts, know-how, or techniques relating to data processing or network management which either party, individually or jointly, develops or discloses under this Agreement, except to the extent such use infringes any of either party's patent rights or copyrights. However, except for the licenses expressly granted under this Article 9, neither this
                                                 [Execution copy]

          Agreement nor any disclosure made hereunder grants any license to either party under any patents or copyrights of the other party.

     (11) Upon the expiration of this Agreement in accordance with its terms, or, if any, the earlier termination of this Agreement, the parties agree to negotiate in good faith as to whether any of the materials addressed in this
          Article 9 are Type I, Type II, Type III, Type IV and Type V Materials and as to the rights of each party in such Materials.

9.2  New GSI Software.

     GSI will give Kash n' Karry a non-exclusive right to use the New GSI Software during the Term solely in connection with the Services. From time to time during the Term, Kash n' Karry may require GSI to deposit in escrow the New GSI Software (excluding New GSI Software acquired by GSI from third parties) (and source code). Upon termination of the Agreement, GSI will give Kash n' Karry (and its third party service providers) a non-exclusive license to use any New GSI Software that is proprietary to GSI at no cost to Kash n' Karry, and will, at Kash n' Karry's request, assign, transfer or sublicense to Kash n' Karry any New GSI Software owned by any third party, in which event Kash n' Karry will pay any ongoing maintenance or licensing costs and GSI will pay any transfer or one-time charges.


           ARTICLE 10:  CONFIDENTIALITY/DATA SECURITY

10.1 Confidential Information.

     Except as otherwise specifically provided by the parties, "Confidential Information" shall mean:

(a) all information marked confidential, restricted, or proprietary by either party;

(b) Kash n' Karry's customer lists, customer information, account information, and information regarding business planning and operations of Kash n' Karry and Kash n' Karry's administrative, financial or marketing activities;

(c) GSI's customer lists, customer information, account information, and information regarding business planning and operations of GSI and GSI's administrative, financial or marketing activities;


                                                 [Execution copy]

(d) information that has been created, discovered, developed by or provided to GSI or Kash n' Karry by third parties and in which property rights have been licensed, assigned or otherwise conveyed to GSI or Kash n' Karry, which information has commercial value in GSI's or Kash n' Karry's business and is not subject to one or more of the exclusions set forth in
     Section 10.3; and

(e) all other information which relates to either party's business operations or activities which is not in the public domain.

10.2 Obligations.

(a) Except as otherwise specified in Schedule T, Kash n' Karry and GSI will each use the same care to prevent disclosing to third parties the Confidential Information of the other as it employs to avoid disclosure, publication or dissemination of its own information of a similar nature. Notwithstanding the foregoing, the parties may disclose such information to Subcontractors involved in providing Services under this Agreement where

     (1) such disclosure is necessary to permit the Subcontractor to perform its duties hereunder, and

     (2) the disclosing party assumes full responsibility for the acts or omissions of its Subcontractor, no less than if the acts or omissions were those of the disclosing party.

(b)  Except to the extent required by law or permitted by Article
     16, neither party will publicly disclose the terms of this Agreement, without the prior written consent of the other.
     Furthermore, neither GSI nor Kash n' Karry will

     (1) make any use of the Confidential Information of the other except as contemplated by this Agreement;

     (2) acquire any right in or assert any lien against the Confidential Information of the other; or

     (3) refuse to promptly return, provide a copy of, or destroy such Confidential Information upon the request of the other party;

     provided, however, that neither party will be restricted in using any data processing or network management ideas, concepts, know-how and techniques, including, without limitation, in the development, manufacturing and marketing of data processing or network management products and services

                                                 [Execution copy]

     unless the use thereof would result in the disclosure of Confidential Information.

10.3 Exclusions.

     Notwithstanding the foregoing, Confidential Information shall not include information which GSI or Kash n' Karry can demonstrate was:

(a)  at the time of disclosure to it, in the public domain;

(b) after disclosure to it, published or otherwise becomes part of the public domain through no act or omission of the receiving party;

(c) independently developed by the receiving party without reference to or use of Confidential Information of the furnishing party; or

(d) received after disclosure to it from a third party: (i) who had a lawful right to disclose such information and (ii) who had no further obligations of confidentiality regarding such information to the party granting the right to disclose.

It is understood that the receipt of Confidential Information under this Agreement will not limit or restrict assignment or reassignment of employees of GSI and Kash n' Karry within or between the respective parties and their Affiliates; provided, however, that the parties agree that no such assignment or reassignment shall allow either party or their employees to disclose Confidential Information in violation of this Agreement.

10.4 Protection of Kash n' Karry Information.

     Any additional responsibilities of GSI and Kash n' Karry with respect to protection of Confidential Information are set forth in Schedule T.

10.5 Loss of Confidential Information.

     In the event of any disclosure or loss of Confidential
Information by a receiving party, the receiving party will notify the furnishing party immediately.

10.6 Limitation.

     GSI will not be responsible for loss or disclosure of any of the following Confidential Information of Kash n' Karry, except to the extent such loss or disclosure is due to the negligence or willful misconduct of GSI: (1) data content, (2) corruption, loss
                                                 [Execution copy]

or mistransmission of data during transmission via public telecommunications facilities or (3) loss of the security of data during transmission via public telecommunications facilities.

10.7 Survival.

     The obligations of the parties contained in this Article 10 shall survive the expiration or termination of this Agreement for a period of three years, even if such termination is as a result of the occurrence of an Event of Default by either of the parties.


      ARTICLE 11:  EVENTS OF DEFAULT; REMEDIES; TERMINATION

11.1 Events of Default.

     If any one or more of the following events ("Events of Default") shall occur and be continuing, then the nondefaulting party shall have the rights set forth in Section 11.2 hereof:

(a) Kash n' Karry shall fail to pay any sums required to be paid to GSI hereunder, as and when the same become due, and such default shall continue unremedied for five or more days (a "Monetary Event of Default"); provided, however, that if a dispute exists with respect to the amount of any sum due hereunder, the disputed amount shall not be deemed to be due for purposes of this Section 11.1(a) unless and until the dispute resolution procedure set forth in Article 17 hereof shall have been exhausted with respect to any such dispute;

(b) Either party shall default in the performance of any of its material obligations hereunder (excluding Kash n' Karry's obligations to pay money, the default of which is governed by
     Section 11.1(a)(1) hereof), and such default shall continue unremedied for a period of 30 days after written notice of such default shall have been given to the defaulting party by the non-defaulting party; provided, however, that no such notice of default shall be effective with respect to any such obligations as to which there is a dispute unless and until the dispute resolution procedure set forth in Article 17 shall have been exhausted with respect to any such obligation;

(c) Either party shall default in the performance of its obligations under Section 17.3, and such default shall continue unremedied for a period of five days; and

:\E A Bankruptcy Event shall have occurred with respect to a party and thereafter a Monetary Event of Default shall occur with respect to such party or such party shall default in the performance of any of its other obligations hereunder.
                                                 [Execution copy]

11.2 Remedies.

     When any Event of Default shall have occurred and be continuing, the nondefaulting party may take one or any combination of the following steps:

(a)  Terminate this Agreement in accordance with Section 11.3;

(b) Declare any sums due to the nondefaulting party to be immediately due and payable, including, without limitation, any liquidated damages under this Agreement;

(c) Have reasonable access to and inspect, examine and make copies of, during regular business hours, the books and records of the defaulting party and any and all accounts, data and other information related to the Services and the Projects to be performed under this Agreement;

(d) Take whatever action at law or in equity may appear necessary or desirable to collect any amounts then due and thereafter to become due under the Agreement, or to enforce performance and observance of any obligation, agreement or covenant of the defaulting party under the Agreement; and

(e) Exercise any and all rights and remedies generally afforded by law or equity and as otherwise afforded herein.

11.3 Termination for Cause.

(a) Upon the occurrence of an Event of Default by either party, the other party may terminate this Agreement by delivering written notice to the other party, at no cost or expense to the terminating party except as set forth in this Section 11.3.

(b) If Kash n' Karry shall terminate this Agreement pursuant to this Section 11.3 upon the occurrence of an Event of Default by GSI, (1) Kash n' Karry shall pay to GSI that portion of the Committed Costs set forth in Section 2.1(i)(1), (2), (6) and
     (7) and no more; (2) no Termination Charges shall be payable by Kash n' Karry; (3) Kash n' Karry will offer employment to those GSI employees who provide Services and who are working on the Projects; and (4) all other payment obligations of Kash n' Karry hereunder shall expire.

(c)  If GSI shall terminate this Agreement pursuant to this Section
     11.3 upon the occurrence of an Event of Default by Kash n' Karry, (1) Kash n' Karry shall pay to GSI the Committed Costs and the Annual Services Charge for such year, prorated to the effective date of termination; (2) Kash n' Karry shall pay
                                                 [Execution copy]

     Termination Charges as specified on Schedule U attached hereto, which shall not exceed Two Million U.S. Dollars
     ($2,000,000); and (3) all obligations of GSI to provide
     Services hereunder shall expire.

11.4 Kash n' Karry Termination without Cause.

(a) Subject to the other provisions of this Agreement, Kash n' Karry may terminate this Agreement on an "AT WILL" basis in Kash n' Karry's sole judgment upon at least 180 days prior written notice to GSI in accordance with Section 11.4(b) hereof. If Kash n' Karry terminates this Agreement prior to the expiration of the Term, other than pursuant to Section 11.3, Kash n' Karry agrees to pay GSI on the effective date of the termination,

     (1)  the Termination Charges as specified in Schedule U, and

     (2)  the Committed Costs.

(b) The parties agree that the amounts determined in accordance with Sections 11.4(a)(1) and (2) constitute Kash n' Karry's sole and exclusive liability for such termination. In connection with any such termination, the parties agree that:
     (i) Kash n' Karry shall provide written notice of Kash n' Karry's desire to consider the effecting of such a termination, which shall request that GSI shall provide to Kash n' Karry a calculation of the Termination Charges and an estimate of the Committed Costs; (ii) GSI shall, within 30 days of GSI's receipt of Kash n' Karry's notice, prepare in good faith a written estimate of the Committed Costs and a calculation of the Termination Charges; and (iii) within 30 days after Kash n' Karry's receipt of such estimate, Kash n' Karry may elect to terminate this Agreement by delivering written notice to GSI, which notice shall state a date of termination that is at least 180 days, but no more than 240 days, from the date of such notice.

11.5 Extension of Termination Effective Date.

     In the event of a termination of this Agreement by GSI pursuant to Section 11.3, Kash n' Karry may extend the effective date of termination for a single period of not more than 180 days by delivering written notice of such extension to GSI not less than 60 days prior to the then scheduled termination date.

11.6 Termination Assistance.

(a) Upon the expiration or termination of this Agreement, GSI shall cooperate with Kash n' Karry and shall assist with the
                                                 [Execution copy]

     orderly transfer of the services, functions and operations provided by GSI hereunder to another services provider or Kash n' Karry itself. Prior to termination or expiration of the Agreement, Kash n' Karry may request GSI in writing to perform, and in such event GSI shall perform (except in the event of a termination by GSI pursuant to Section 11.3), services in connection with migrating the work of Kash n' Karry to another services provider or Kash n' Karry itself ("Termination Assistance"). GSI shall provide Termination Assistance for so long as may be requested by Kash n' Karry to complete the transition, but in no event for more than four months after the effective date of termination or expiration of this Agreement.

(b) Termination Assistance shall include, in addition to the performance of the Services in the manner set forth herein prior to termination or expiration of the Agreement, providing Kash n' Karry and its Affiliates and their agents, contractors and consultants as necessary with the following:

     (1)  Pre-migration Services, consisting of the following:

          (A) freezing all noncritical Applications Software and Systems Software changes,

          (B) notifying all outside vendors of procedures to be followed during the turnover phase,

          (C)  reviewing all Applications Software and Systems
               Software libraries (tests and production) with the new service provider and/or Kash n' Karry,

          (D) assisting in establishing naming conventions for the new production site,

          (E) analyzing space required for the databases and Applications Software and Systems Software libraries,

          (F) generating a tape and computer listing of the source code of any Applications Software or Systems Software owned by Kash n' Karry in a form reasonably requested by Kash n' Karry, and

          (G) promptly delivering the Procedures Manual and other documentation necessary to the performance of the Services.



                                                 [Execution copy]

     (2) Migration Services, consisting of the following, provided that in providing such migration services, GSI does not infringe any third party's rights:

          (A) unloading the production databases and any other proprietary data of Kash n' Karry,

          (B) delivering tapes of production databases (with content listings) to new operations staff,

          (C)  assisting with the loading of the databases,

          (D) assisting with the telecommunications turnover, and

          (E) assisting in the execution of a parallel operation, until the effective date of expiration or termination of this Agreement.

     (3)  Post-Migration Services, consisting of the following:

          (A) answering questions regarding the Services on an "as needed" basis, and

          (B) turnover of any remaining Kash n' Karry-owned reports, proprietary data and documentation still in GSI's possession.

(c) In addition to the specific items listed in Section 11.6(b), GSI agrees to take other commercially reasonable actions requested by Kash n' Karry within 30 days after the expiration or termination of this Agreement to assist Kash n' Karry with the orderly transfer of the services, functions and operations provided by GSI hereunder to another service provider or Kash n' Karry itself; provided, however, that Kash n' Karry acknowledges and agrees that GSI is only providing transition assistance and is not ultimately responsible or liable for the completion of such transfer or its success.

(d) Upon Kash n' Karry's written request, GSI shall provide Kash n' Karry with additional termination-related services after the expiration or termination of this Agreement, which services shall be chargeable to Kash n' Karry at GSI's then current commercially available rates for such services.

(e) If any Termination Assistance provided by GSI requires the utilization of additional resources above the then current baseline, which GSI would not otherwise have utilized in the performance of Services immediately prior to the termination or expiration date, Kash n' Karry will pay GSI for such usage
                                                 [Execution copy]

     at GSI's then current commercially available costs for such services.

11.7 Other Rights Upon Termination.

(a) In the event of a termination of this Agreement, and providing that Kash n' Karry pays Committed Costs, or, in the case of a termination by Kash n' Karry pursuant to Section 11.3 hereof, the portion of the Committed Costs specified therein, GSI shall sell, license, transfer and assign to Kash n' Karry all of its right, title and interest in the Assets acquired from Kash n' Karry and the hardware and software acquired by GSI during the Term and used in providing the Services to Kash n' Karry, and all rights and privileges of GSI under any unexpired hardware leases, software licenses and third party service contracts, to the extent necessary to allow Kash n' Karry to provide or procure an alternate supply source for the provision of the Services. Notwithstanding the foregoing, if any of the leased equipment, software or third party service contracts is not used by GSI exclusively for providing Services to Kash n' Karry, then GSI shall not be required to transfer title thereto to Kash n' Karry, but shall obtain such accommodations, sublicenses, or other authorizations from the applicable contract vendors as may be necessary to allow Kash n' Karry full use thereof in connection with the provision of the Services. GSI shall obtain, at its sole expense, all Required Consents to such assignments, accommodations, sublicenses or other authorizations; provided, however, that, prior to the Closing Date, Kash n' Karry shall obtain from each Contract vendor a firm quote for the cost to be charged by such vendor in connection with the reversion or other assignment to Kash n' Karry of such Contracts upon termination of this Agreement; and provided, further, that GSI shall not be required to transfer or assign any Asset to Kash n' Karry unless Kash n' Karry shall have obtained all Required Consents thereto, at GSI's expense.

(b) For Applications Software and Systems Software proprietary to GSI and not otherwise owned by or licensed to Kash n' Karry in accordance with Article 9 and not generally commercially available, GSI will provide a license to Kash n' Karry for its internal use only upon terms and prices to be mutually agreed upon by the parties or, at Kash n' Karry's option, GSI will recommend a mutually agreeable and commercially available substitute to perform the same function. With respect to generally commercially available Applications Software, or with respect to generally commercially available Systems Software installed at Kash n' Karry's written request, if GSI has licensed or purchased and is using any such Applications Software or Systems Software in providing the Services to Kash
                                                 [Execution copy]

     n' Karry at the date of expiration or termination, GSI will assign all of GSI's right, title and interest in such Applications Software and Systems Software to Kash n' Karry, limited to the Services and the Projects subject to the terms of the applicable license, and Kash n' Karry will reimburse GSI for initial license or purchase charges for such Applications Software and Systems Software in an amount equal to the remaining unamortized cost of such Applications Software or Systems Software, if any, depreciated over a five year life, and pay any transfer fee or charge imposed by any applicable vendor.

11.8 Burden of Proof.

     For purposes of this Article 11, Section 3.10, and this Agreement, the burden of proving and substantiating the costs and expenses relating to the termination of this Agreement that qualify as Committed Costs, or for which GSI is otherwise entitled to be paid by Kash n' Karry, shall be on GSI.


                     ARTICLE 12:  LIABILITY

12.1 General Intent.

(a) Except as and to the extent set forth in Section 12.2 below, upon the occurrence of an Event of Default by either party hereunder, the defaulting party will be fully and unconditionally liable to the nondefaulting party for any Losses incurred by the nondefaulting party as a result of the defaulting party's failure to perform its covenants and agreements in the manner required by this Agreement or as a result of the breach of any representation or warranty made by the defaulting party contained herein.

(b) Without limitation of the foregoing, in the event of a breach by GSI of any representations or warranties contained herein and/or a failure by GSI to perform any of its covenants or agreements set forth in this Agreement which shall cause (y) a substantial impairment of Kash n' Karry's business operations at a Kash n' Karry retail grocery store or stores (individually, a "Store" and collectively the "Stores") for a period of 48 hours or more and (z) a substantial impact on Kash n' Karry's revenues at such Store or Stores, measured on a historical basis, then GSI agrees to pay to Kash n' Karry all Actual Losses (as defined in Section 12.2(b)) of every kind and character (for example, such as, but not limited to, Actual Losses arising from spoiled products, incorrect pricing, or increased employee expense) incurred by Kash n' Karry caused by or arising as a result of such breach or
                                                 [Execution copy]

     failure, subject to the FRF40,000,000/$7,300,000 limitation set forth in Section 12.2(b) hereof.

12.2 Limitations on Losses.

(a) In no event shall either party have any liability, whether based on contract, tort (including, without limitation, negligence), warranty or any other legal or equitable grounds, for any consequential, indirect, incidental, special, punitive or exemplary damages (such consequential, indirect, incidental, special, punitive or exemplary damages shall be defined collectively herein as the "Consequential Losses") suffered by the other party, arising from or related to this Agreement, even if such party has been advised of the possibility of such losses or damages.

(b) In no event shall GSI have any liability in excess of the sum of Forty Million French Francs (FRF40,000,000), nor shall Kash n' Karry have any liability in excess of the sum of Seven Million Three Hundred Thousand U.S. Dollars ($7,300,000), in each case calculated on a per event or per occurrence basis, whether based on contract, tort (including, without limitation, negligence), warranty or any other legal or equitable grounds, for actual or direct Losses (such actual or direct Losses shall be defined herein as the "Actual Losses"); provided, however, that the parties agree that the FRF40,000,000/$7,300,000 limitation set forth above in this
     Section 12.2(b) shall not apply to:

     (1) Any failure by Kash n' Karry or GSI to pay any amounts due and owing to the other pursuant to the terms of this Agreement;

     (2) Losses by either party for bodily injury or damage to real property or tangible personal property;

     (3) Claims for indemnification pursuant to Sections 14.1(a) or (d) or 14.2(a) or (d); or

     (4) Losses by either party due to the inaccuracy or untruthfulness of the representations and warranties by the other party in this Agreement, or the failure of the other party to perform the covenants and agreements set forth therein.

(c) In no event will GSI or its Subcontractors be liable for any damages to Kash n' Karry if and to the extent caused by Kash n' Karry's failure to perform any of its agreements or covenants set forth in this Agreement, nor shall Kash n' Karry or its Subcontractors be liable to GSI for any damages if and
                                                 [Execution copy]

     to the extent caused by any failure to perform any or all of its agreements or covenants set forth in this Agreement by GSI or its Subcontractors.


                      ARTICLE 13:  WARRANTY

13.1 Work Standards.

     GSI represents and warrants that all Services performed by GSI for Kash n' Karry will be performed in a good and workmanlike manner in accordance with this Agreement, including, but not limited to, the Current Parameter.

13.2 Maintenance.

     GSI represents and warrants that it will maintain the Machines in accordance with the terms and conditions set forth in Schedule
V or, if applicable, the Leases governing such Machines.

13.3 Claims.

     Kash n' Karry warrants that it has no actual knowledge or written notice of any actual or threatened claim or action by, on behalf of, or related to, any of the Affected Employees, including, but not limited to, claims arising under the Occupational Safety and Health Administration, Equal Employment Opportunity Commission, National Labor Relations Board or Fair Labor Standards Act, or other applicable federal, state or local laws or regulations, except as such claims or actions are identified in Schedule W.

13.4 Ownership of Kash n' Karry Machines.

     Kash n' Karry represents that Kash n' Karry is either the owner of each Kash n' Karry Machine or, subject to obtaining any Required Consent, is authorized by its owner to include it under this Agreement.

13.5 Noninfringement.

     The parties represent and warrant that they will perform their responsibilities under this Agreement in a manner that does not infringe, or constitute an infringement or misappropriation of, any patent, trade secret, copyright or other proprietary right of any third party.

13.6 Compliance with Obligations.

     Each party represents and warrants that its execution and delivery of, and performance of its obligations under, this
                                                 [Execution copy]

Agreement does not violate or constitute a breach of any of its contractual obligations with third parties.

13.7 Warranties and Disclaimer.

(a)  GSI represents and warrants the following to Kash n' Karry:

     (1) GSI's dealings with Kash n' Karry under this Agreement will be fair and in good faith;

     (2) GSI, in its dealing with Kash n' Karry under this Agreement, will use honesty in fact and will observe reasonable commercial standards of fair dealing in GSI's trade;

     (3) As of the Closing Date, and thereafter during the Term, the equipment and goods selected by GSI (and not by Kash n' Karry) in providing the Services will be suitable and fit for the purposes of providing the Services under this Agreement.

(b) GSI does not warrant the accuracy of any advice, report, data or other product delivered to Kash n' Karry which is produced with or from data and/or Applications Software provided or selected by Kash n' Karry. Such products are delivered AS IS, and GSI shall not be liable for any inaccuracy thereof; provided, however, that notwithstanding the foregoing, if such inaccuracy is due to the acts or omissions of GSI, GSI shall be fully liable to Kash n' Karry for all Losses caused thereby to Kash n' Karry in accordance with this Agreement.

(c) EXCEPT AS PROVIDED IN THIS AGREEMENT, THERE ARE NO OTHER EXPRESS WARRANTIES AND THERE ARE NO IMPLIED WARRANTIES; provided, however, that nothing in this Section 13.7(c) is intended to disclaim the implied warranty of merchantability.

13.8 Authorization and Enforceability.

     Each party hereby represents that:

(a) it has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby;

(b) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of each party; and


                                                 [Execution copy]

(c) this Agreement has been duly executed and delivered by such party and (assuming the due authorization, execution and delivery hereof by the other party) is a valid and binding obligation of such party, enforceable against it in accordance with its terms, except as such enforceability is limited by principles of equity and by bankruptcy, insolvency end other laws affecting the rights of creditors generally.

13.9 Regulatory and Corporate Proceedings.

     Each party agrees to obtain all necessary regulatory approvals applicable to its business, obtain any necessary permits and Required Consents, and comply with any regulatory requirement or law applicable to the performance of the Services and their other respective obligations under this Agreement.


                    ARTICLE 14:  INDEMNITIES

14.1 Indemnity by GSI.

     Subject in all respects to the parties' agreements set forth in Section 12.2 hereof, GSI agrees to indemnify, defend and hold Kash n' Karry, its Affiliates and their respective officers, directors, employees, agents, successors and assigns harmless, in accordance with the procedures described in Section 14.4 from and against any and all Losses incurred by Kash n' Karry arising from or in connection with:

(a) any claims of infringement made against Kash n' Karry of any United States or foreign letters patent, or any copyright, trademark, service mark, trade name or similar proprietary rights conferred by contract or by common law or by any law of the United States or any state, or any other country, alleged to have occurred because of equipment, systems, products or other resources or items provided to Kash n' Karry by GSI; provided, however, that GSI will have no obligation with respect to any Losses to the extent the same arise out of or in connection with Kash n' Karry's modification of a program or a machine or Kash n' Karry's combination, operation or use with devices, data or programs not furnished by GSI or its Subcontractors;

(b) GSI's failure to perform any duties or obligations accruing on or after the Closing Date regarding the Contracts and/or agreements relating to lines and circuits in accordance with
     Section 3.3;

(c) the inaccuracy or untruthfulness of any representation or warranty made by GSI under this Agreement;
                                                 [Execution copy]

(d) any amounts, including but not limited to taxes, interest and penalties, assessed against Kash n' Karry which are obligations of GSI pursuant to Section 6.5; and

(e) GSI's failure to perform any of its covenants, agreements, duties and obligations under this Agreement, including but not limited to the Schedules hereto.

14.2 Indemnity by Kash n' Karry.

     Subject in all respects to the parties' agreements set forth in Section 12.2 hereof, Kash n' Karry agrees to indemnify, defend and hold GSI, its Affiliates and their respective officers, directors, employees, agents, successors and assigns harmless, in accordance with the procedures described in Section 14.4, from and against any and all Losses, arising from or in connection with:

(a) any claims of infringement made against GSI of any United States or foreign letters patent, or any copyright, trademark, service mark, trade name or similar proprietary rights conferred by contract or by common law or by any law of the United States or any state, or any other country, alleged to have occurred because of equipment, systems, products or other resources or items provided to GSI by Kash n' Karry hereunder; provided, however, that Kash n' Karry will have no obligation with respect to any Losses to the extent the same arise out of or in connection with GSI's modification of a program or a machine or GSI's combination, operation or use with devices, data or programs not furnished by Kash n' Karry or its Subcontractors;

(b) Kash n' Karry's failure to perform any duties or obligations accruing prior to the Closing Date regarding the Contracts and/or agreements relating to lines and circuits in accordance with Section 3.3;

(c) the inaccuracy or untruthfulness of any representation or warranty made by Kash n' Karry under this Agreement;

(d) any amounts, including but not limited to taxes, interest and penalties, assessed against GSI which are obligations of Kash n' Karry pursuant to Section 6.5; and

(e) Kash n' Karry's failure to perform any of its covenants, agreements, duties and obligations under this Agreement, including but not limited to the Schedules and the Schedules hereto.



                                                 [Execution copy]
14.3 Subrogation.

     In the event that an Indemnifying Party shall be obligated to indemnify an Indemnified Party pursuant to Sections 14.1 or 14.2, the Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of the Indemnified Party with respect to the claims and defenses to which such indemnification relates.

14.4 Indemnification Procedures.

(a) In the event a party shall consider itself to be entitled to indemnification from the other party in the absence of a Claim (as defined below), such party shall give written notice thereof to the party from whom indemnification is sought in accordance with the requirements of Section 14.1 and 14.2 hereof. If any Claim (as defined below) is threatened against a party or if any civil, criminal, administrative or investigative action or proceeding (any of the above being a "Claim") is commenced against any party entitled to indemnification hereunder (an "Indemnified Party"), written notice thereof shall be given to the party that is obligated to provide indemnification (the "Indemnifying Party") as promptly as practicable. After such notice, if the Indemnifying Party shall (i) acknowledge in writing to such Indemnified Party that this Agreement applies with respect to such Claim, and (ii) shall agree in writing to indemnify the Indemnified Party, the Indemnifying Party shall be entitled, if it so elects, in a written notice delivered to the Indemnified Party not fewer than ten days prior to the date on which a response to such Claim is due, to take control of the defense and investigation of such Claim and to employ and engage attorneys of its sole choice to handle and defend the same, at the Indemnifying Party's sole cost and expense. The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such Claim and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost and expense, participate, through its attorneys or otherwise, in such investigation, trial and defense of such Claim and any appeal arising therefrom. No settlement of a Claim (y) that involves a remedy other than the payment of money by the Indemnifying Party or (z) that shall result in other than a full, final and complete release (in form, scope and substance reasonably satisfactory to the Indemnified Party) of the Indemnified Party, shall be entered into without the consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed.


                                                 [Execution copy]

(b) After notice by the Indemnifying Party to the Indemnified Party of its election to assume full control of the defense of any such Claim and the execution of an agreement reasonably satisfactory to the Indemnified Party wherein the Indemnifying Party agrees to indemnify the Indemnified Party, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses (including disbursements) incurred thereafter by such Indemnified Party in connection with the defense of that Claim. If the Indemnifying Party does not assume full control over the defense of a Claim subject to such defense as provided in this Section 14.4, the Indemnifying Party may participate in such defense, at its sole cost and expense, and the Indemnified Party shall have the right to defend the Claim in such manner as it may deem appropriate, at the cost and expense of the Indemnifying Party.


             ARTICLE 15:  INSURANCE AND RISK OF LOSS

15.1 Insurance.

     When this Agreement requires performance by GSI's or Kash n' Karry's employees, invitees or agents on the other party's premises, the performing party shall (i) carry and maintain workers compensation and employers' extended coverage liability insurance covering its employees, invitees or agents engaged in such performance in amounts no less than required by law in the applicable location; (ii) cause such employees, invitees or agents to abide by the workplace rules of the other party; and (iii) cause such employees, invitees or agents to comply with any and all applicable federal, state and local laws, rules and regulations.

15.2 Risk of Loss.

     Kash n' Karry is responsible for risk of loss of, or damage to, the Machines and the Point of Sale Machines located on its premises unless such damage is caused by the negligence or willful misconduct of GSI. GSI is responsible for risk of loss of, or damage to, the Machines located in the Building or on the premises of the Data Center unless such damage is caused by the negligence or willful misconduct of Kash n' Karry.


                     ARTICLE 16:  PUBLICITY

     Each party will submit to the other all advertising, written sales promotions, press releases and other publicity matters relating to this Agreement in which the other party's name or mark is mentioned or language from which the connection of said name or
                                                 [Execution copy]

mark may be inferred or implied, and will not publish or use such advertising, sales promotions, press releases, or publicity matters without prior written approval of the other party. Provided it is done in good taste and not in violation of any SEC regulations, either party may include the other party's name and a mutually agreed upon factual description of this Agreement (but no financial information regarding the Agreement) on Employee Bulletin Boards, in its list of references and in the experience section of proposals to third parties, in internal business planning documents and in its Annual Report to Stockholders, and whenever required by reason of legal, accounting or regulatory requirements.


      ARTICLE 17:  REVIEW COMMITTEE AND DISPUTE RESOLUTION

17.1 Joint Advisory Committee.

     GSI and Kash n' Karry agree to create a Joint Advisory
Committee consisting of the National Director of GSI, the GSI
Project Executive, the Chief Executive Officer of Kash n' Karry, and the Chief Financial Officer of Kash n' Karry.

     The Joint Advisory Committee will:

(a)  conduct quarterly reviews of the progress on Projects;

(b) annually review the operating and strategic plans prepared by GSI's Project Executive;

(c) review, on an annual basis, performance objectives and measurements;

(d)  provide advice and direction on technology changes;

(e)  attempt to resolve disputes between the parties; and

(f) undertake such other actions and perform such other tasks as may be agreed upon by the parties in furtherance of this Agreement.

Either party may bring other individuals to the meetings of the Joint Advisory Committee, such as consultants or employees, as may be mutually agreed upon by the parties.

17.2 Dispute Resolution.

(a) Except as set forth in Section 17.2(d) and Section 17.2(e) below, any dispute between the parties either with respect to the interpretation of any provision of this Agreement or with

                                                 [Execution copy]

     respect to the performance by GSI or by Kash n' Karry hereunder shall be resolved as specified in this Section 17.2.

     (1)  Upon the written notice of either party, the Joint
          Advisory Committee will meet within five days.

     (2) For a period of 30 days following such initial meeting, the designated representatives shall meet no less than bi-weekly (and such meetings may be by telephone) in order to gather and furnish to the other all information with respect to the matter at issue which the parties believe to be appropriate and germane in connection with its resolution.

     (3) Such representatives shall discuss the problem and negotiate in good faith during such 30 day period in an effort to resolve the dispute without the necessity of any formal proceeding relating thereto.

     (4) During the course of such negotiation, all reasonable requests made by one party to the other for non-privileged information reasonably related to this Agreement will be honored in order that each of the parties may be fully advised of the other's position.

     (5) The specific format for such discussions will be left to the discretion of the designated representatives but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party.

(b) If the designated representatives cannot resolve the dispute on or before the expiration of such 30 day period, then the dispute shall be promptly escalated to the Chairman of the Board of Kash n' Karry and the President of Facility Management for GSI, for their review and resolution within ten days after the expiration of such 30 day period. If the dispute cannot be resolved by such officers within such ten day period, then the parties may initiate arbitration proceedings in accordance with Section 17.2(c) hereof.

(c) Any dispute between the parties that is not resolved within the timeframe set forth in Sections 17.2(a) and (b) may be resolved by nonbinding arbitration in accordance with the provisions of the American Arbitration Association. Such arbitration may be held in any state in the continental United States, except for the State of Florida. Either party may initiate a proceeding in arbitration by giving notice to the other of its choice of a qualified arbitrator, together with a statement of the claim, the facts that support that claim
                                                 [Execution copy]

     and the relief requested. The responding party shall, within 15 days, state its defenses and/or counterclaims, together with a statement of the facts that support the defenses or counterclaims and, in the case of counterclaims, the relief requested. Additionally, the responding party shall state whether the proposed arbitrator is acceptable. In the event the proposed arbitrator is unacceptable, the parties shall make a good faith effort to agree on another qualified individual to serve as a single arbitrator. If the parties cannot agree on a single arbitrator within 15 days, each party shall designate an arbitrator and those two arbitrators shall select a qualified neutral third arbitrator to serve with them as an arbitration panel.

(d)  The parties agree that nothing in this Agreement and/or this
     Article 17 shall limit or prohibit in any way or shall be construed to limit or prohibit in any way any party from taking formal action (including, but not limited to, judicial action) to protect its interests:

     (1) if GSI shall have stopped providing Services that are critical to Kash n' Karry's core operations and such cessation shall have continued unremedied for 24 hours after Kash n' Karry shall have notified GSI in writing (in accordance with Section 18.14) that such cessation constitutes an emergency; or

     (2) in the event that GSI shall reasonably believe that GSI is in danger of suffering immediate Losses or immediate irreparable harm as a result of the actions or failure to act by Kash n' Karry, and such actions or failure to act shall continue unremedied for 24 hours after GSI shall have notified Kash n' Karry in writing (in accordance with Section 18.14) of such danger.

(e) The parties further agree that nothing in this Agreement and/or this Article 17 shall limit or prohibit in any way or shall be construed to (i) limit or prohibit in any way any party from providing notice to the other of a breach of this Agreement, except as expressly provided in Section 11.1 hereof or (ii) limit the operation of Article 11 hereof. The parties agree that in the event of a conflict between the terms and conditions of Article 11 and this Article 17, the terms and conditions of Article 11 shall control and govern.

17.3 Continued Performance.

     Both parties agree to continue performing their respective obligations under this Agreement (including, without limitation, GSI's obligation to perform Services, and Kash n' Karry's
                                                 [Execution copy]

obligation to make payments in accordance with Article 7) while the dispute is being resolved in accordance with this Article 17, unless and until such obligations are terminated after dispute resolution or expire in accordance with the provisions hereof. The parties agree that in the event of a conflict between this Section
17.3 and any other provision of this Agreement, the provision of this Section 17.3 shall control and govern.


                      ARTICLE 18:  GENERAL

18.1 Control of Services.

     This Agreement shall not be construed as constituting either party as partner of the other or to create any other form of legal association that would impose liability upon one party for the act or failure to act of the other or as providing either party with the right, power or authority (express or implied) to create any duty or obligation of the other party. Each party shall be responsible for the management, direction and control of its employees, and such employees shall not be employees of the other party. Except where this Agreement expressly provides that GSI will perform certain identified Services as agent for Kash n' Karry, the Services will be under the control, management and supervision of GSI.

18.2 Right to Perform Services for Others.

     Each party recognizes that GSI personnel providing Services to Kash n' Karry under this Agreement may perform similar services from time to time for others, and, subject to the provisions of
Section 18.20, this Agreement shall not prevent GSI from using the personnel and equipment used to provide Services to Kash n' Karry under this Agreement for such purposes. Subject to the provisions of Section 4.1, GSI may perform its obligations by use of its Affiliates, or through the use of GSI-selected Subcontractors; provided, however, that GSI shall not be relieved of its obligations under this Agreement by use of such Affiliates or Subcontractors.

18.3 Scope of Services.

     The Services provided under this Agreement relate to Machines and facilities located within the United States.

18.4 Amendments.

(a) Any changes or modifications to this Agreement may be made only by a written amendment signed by both parties, executed

                                                 [Execution copy]

     and delivered, as to Kash n' Karry, by either its Chief
     Executive Officer or its the Chief Financial Officer.

(b) On each anniversary of the Commencement Date throughout the Term, the parties agree to bear their own expenses of reviewing this Agreement in view of the actual conduct of the parties over the preceding 12 months and of revising the terms of this Agreement so that the written terms of this Agreement conform to and reflect the parties' actual conduct.

18.5 Force Majeure.

(a) Neither party shall be liable for any default or delay in the performance of its obligations hereunder if and to the extent such default or delay is caused, directly or indirectly, by fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism, riots, civil disorders, rebellions or revolutions in the United States, or any other similar cause beyond the reasonable control of such party (individually, each being a "Force Majeure Event").

(b) In such event, the nonperforming party will be excused from any further performance or observance of the obligation(s) so affected for as long as such circumstances prevail and such party continues to use all commercially reasonable efforts to recommence performance or observance whenever and to whatever extent possible without delay. Any party so delayed in its performance will immediately notify the other by telephone (to be confirmed in writing within five days of the inception of such delay) and describe at a reasonable level of detail the circumstances causing such delay.

(c) If any Force Majeure Event substantially prevents, hinders, or delays performance of the Services and GSI fails to provide disaster recovery services at its primary disaster recovery facility designated for Kash n' Karry in accordance with
     Section 4.12 and Schedule P (unless such failure to provide such disaster recovery services is as a direct result of the Force Majeure Event, which circumstance is governed by Section 18.5(d) hereof), Kash n' Karry may procure such disaster recovery services from an alternate source (and shall provide written notice thereof from Kash n' Karry to GSI) and GSI will pay or reimburse Kash n' Karry for all costs incurred by Kash n' Karry in procuring such disaster recovery services for up to 180 days. If the Services shall not have been restored by the end of this 180 day period, this Agreement shall automatically terminate unless extended by mutual written agreement of the parties. In such event, Kash n' Karry's obligations to GSI hereunder in respect of such termination shall be as set forth in Section 11.3(b).
                                                 [Execution copy]

(d) If any Force Majeure Event affects both the Data Center and GSI's primary disaster recovery facility designated for Kash n' Karry (thereby preventing the delivery to Kash n' Karry of disaster recovery services in accordance with Section 4.12 and Schedule P), and substantially prevents, hinders or delays performance of the Services, then:

     (1) Kash n' Karry may procure such disaster recovery services from an alternate source (after written notice from Kash n' Karry to GSI) for 20 days, which shall be at Kash n'
          Karry's sole cost and expense; and

     (2) Beginning on the 21st day after failure by GSI to deliver disaster recovery services in accordance with Section
          4.12 and Schedule P due to the occurrence of the Force Majeure Event, if Services or disaster recovery services have not been restored by GSI by such date, GSI will pay or reimburse Kash n' Karry for all costs incurred by Kash n' Karry in procuring such disaster recovery services for up to 180 days. If Services shall not have been restored by the end of this 180 day period, this Agreement shall automatically terminate unless extended by mutual written agreement of the parties. In such event, Kash n' Karry's obligations to GSI hereunder in respect of such termination shall be as set forth in Section 11.3(c).

(e) This Section 18.5 does not limit or otherwise affect GSI's obligation to provide disaster recovery services in accordance with Section 4.12 and Schedule P.

18.6 Nonperformance.

     To the extent any nonperformance by either party of its obligations under this Agreement results from or is caused by the other party's failure to perform its obligations under this Agreement, such nonperformance shall be excused.

18.7 Remarketing.

     Kash n' Karry may not remarket all or any portion of the Services provided under this Agreement, or make all or any portion of the Services available to any party other than Kash n' Karry, without the prior written consent of GSI; provided, however, that nothing in this Agreement shall limit or prohibit or shall be construed to limit or prohibit:

(a) Kash n' Karry's ability to enter into new areas or types of business not engaged in by Kash n' Karry on the Closing Date;


                                                 [Execution copy]

(b) Kash n' Karry's ability to obtain data processing services or functions not covered by this Agreement from other providers of such services;

(c) Kash n' Karry's ability to expand its business operations by the addition of additional retail grocery stores;

(d)  Kash n' Karry's ability to make acquisitions; or

(e) subject to the provisions of Section 18.13, Kash n' Karry's ability to sell or otherwise divest itself of portions of its business operations.

18.8 Waiver.

     No action taken pursuant to this Agreement by either party shall be deemed to constitute a waiver by such party of compliance with any covenant or agreement contained herein unless the waiver is made expressly in writing signed by the waiving party, and such waiver of any breach of any provision of this Agreement shall not constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof.

18.9 Severability.

     If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and such provision shall be deemed to be restated to reflect the original intentions of the parties as nearly as possible in accordance with applicable law(s).

18.10  Counterparts.

     This Agreement shall be executed in duplicate counterparts.
Each such counterpart shall be an original and both together shall constitute but one and the same document.

18.11  Governing Law.

     This Agreement shall be governed by the laws of the State of Florida as such laws are applied to contracts which are entered into and performed entirely within the State of Florida including the conflicts of law principles thereof. Except as provided in
Section 17.2(c) with respect to venue for arbitration, the sole and exclusive venue for any litigation or informal dispute resolution shall be Hillsborough County, Florida. GSI, and any Affiliate of GSI rendering Services under this Agreement, agree to appoint CT Corporation or equivalent corporate service agent in Florida as its agent for purposes of service of process.
                                                 [Execution copy]
18.12  Nondisturbance and Attornment.

(a) Without the prior written consent of Kash n' Karry, GSI shall not enter into any equipment lease in respect of, or grant a security interest in, any GSI End User Machines, unless the equipment lessor, secured party or other lender shall agree
     (1) to provide to Kash n' Karry written notice of, and an opportunity to cure, any default or event of default by GSI under such equipment lease, security agreement or obligation secured thereby, (2) not to disturb Kash n' Karry from the use and possession of such GSI End User Machines, so long as no event of default shall occur and continue following the expiration of Kash n' Karry's cure period, and (3) to consent to the assignment by GSI to Kash n' Karry, upon termination of this Agreement, of its rights and privileges under any such equipment lease and its right, title and interest in any such GSI End User Machines (subject to the interest of such equipment lessor or secured party).

(b) GSI hereby acknowledges and consents to the lien upon the rights and privileges of Kash n' Karry under this Agreement to secure the obligations of Kash n' Karry to The CIT Group/Business Credit, Inc., as Administrative Agent, under that certain Credit Agreement dated as of December 29, 1994, and any obligations hereafter created by Kash n' Karry to refinance such obligations. Notwithstanding any contrary provision in Section 18.13, GSI consents to an assignment by Kash n' Karry of its rights and privileges hereunder to any such secured party following the occurrence of an event of default by Kash n' Karry under such secured obligations.

18.13  Binding Nature and Assignment.

(a) This Agreement will be binding on the parties and their respective successors and permitted assigns. Neither party may, or will have the power to, assign its rights and obligations under this Agreement without the prior written consent of the other, which will not be unreasonably withheld.

(b) Notwithstanding anything to the contrary contained in Sections 18.13(a) and 19.1, either party may assign its rights and obligations under this Agreement, without the approval of the other, to an Affiliate which expressly assumes, pursuant to a written agreement in form, scope and substance reasonably satisfactory to the other party, this Agreement and such party's obligations and responsibilities hereunder, provided that the assigning party remains jointly and severally liable for the performance of all obligations under this Agreement with the assignee and the assignor shall not be relieved from the full performance of all obligations under this Agreement.

                                                 [Execution copy]

(c)  Notwithstanding anything to the contrary contained in this
     Section 18.13, but subject to the provisions of Section 19.1, either party may assign this Agreement without the prior written consent of the other party to an entity which acquires all or substantially all of the assets of such party, so long as:

     (1) the assignee shall have a net worth, determined in accordance with generally accepted accounting principles, consistently applied, after giving effect to such assignment, equal to or greater than the assignor's net worth immediately prior to such assignment; and

     (2) the assignee shall expressly assume the assignor's obligations and responsibilities hereunder from and after the date of assignment.

(d) Any attempted assignment that does not comply with the terms of this Article shall be null and void. Any party assigning its rights or obligations in accordance with Sections 18.13(b) or (c) shall, within three days of such assignment, provide written notice thereof to the other party together with a copy of the assignment instrument.

18.14  Notices.

     Under this Agreement, whenever one party is required or permitted to give notice to the other, such notice will be deemed given when delivered in hand, one day after being given to a national express courier with a reliable system for tracking delivery, or three days after the day of mailing, when mailed by United States mail, registered or certified mail, return receipt requested, postage prepaid (regardless of whether the return receipt is subsequently received), or when sent by facsimile and thereafter delivered by one of the foregoing methods of delivery. and addressed as follows:

(a) For notices called for by Sections 4.1 (Personnel); 4.5(b) (Change Control); 5.4 (Kash n' Karry Responsibilities); 6.3 (New Services); 6.4 (Reduced Services); Article 10 (Confidentiality); Article 11 (Termination); Sections 14.4 (Indemnification); 17.2 (Dispute Resolution); 18.5 (Force Majeure) and 18.13 (Assignment), notify:

     In the case of GSI:

     GSI Project Executive
     6401 Harney Road
     Tampa, FL  33610
     Telephone:
     Facsimile:                               65
                                                 [Execution copy]
     with a copy to:

     GSI General Counsel
     ___________________
     ___________________
     Facsimile:

     In the case of Kash n' Karry:

     Kash n' Karry Food Stores, Inc.
     P.O. Box 11675
     Tampa, FL 33680

     ATTN: Chief Executive Officer
     Telephone:
     Facsimile:

     with a copy to:

     _______________________
     _______________________
     _______________________

     Telephone:
     Facsimile:

(b)  For all other notices:

     In the case of GSI:

     GSI Project Executive
     6401 Harney Road
     Tampa, FL  33610
     Telephone:
     Facsimile:

     In the case of Kash n' Karry:

     Kash n' Karry MIS Coordinator
     Kash n' Karry Food Stores, Inc.
     P.O. Box 11675
     Tampa, FL 33680

     Telephone:
     Facsimile:

For notices described in (b) above, these may be delivered by computer transmission (e.g., electronic mail) in a format printable by the receiving party. If requested by the receiving party, the sending party will follow up any such computer transmission by

                                                 [Execution copy]

delivering as soon as reasonably possible thereafter hard copy of such notice by United States mail to the recipient. These notices shall be deemed given on the date the computer transmission is made so long as hard copy is received by the sending party if requested. Either party hereto may from time to time change its address for notification purposes, or the person to whom such notice shall be given, by giving the other party prior written notice of the new address or addressee, and the date upon which such change will become effective.

18.15  No Third Party Beneficiaries.

     Except as specified in Article 12 with respect to either party's Subcontractors, the parties do not intend, nor will any clause be interpreted, to create in any third party, any obligations to, or benefit from, either GSI or Kash n' Karry.

18.16  Other Documents.

(a) On or after the Effective Date and the date(s) of any amendments hereto and at the request of the other party, each party shall furnish to the other such certificate of its secretary or certified copy of resolutions of its Board of Directors as shall evidence that this Agreement or any amendment hereto has been duly executed and delivered on behalf of such party.

(b) During the Term and at the reasonable request of the other party, each party shall furnish to the other a certificate stating that:

     (1)  this Agreement is in full force and effect; and

     (2) that no Event of Default by either party shall have occurred and be continuing, or the respect in which any breach or default shall have occurred and be continuing.

(c) The parties will execute and deliver or cause to be delivered such further documents, from time to time, as may reasonably be required for the purposes of assuring and confirming the rights hereby created, or for facilitating the performance of the terms of the Agreement; provided, however, that neither party shall be required to execute or deliver any document or agreement that will vary, waive, limit or release any of the terms hereof.

(d) Subject to Kash n' Karry's obligations to its existing creditors, Kash n' Karry acknowledges and agrees that financing statements and related filings (including, without limitation, UCC-1 statements) may have to be executed and
                                                 [Execution copy]

     delivered by Kash n' Karry in connection with the provision by GSI of machines, equipment and software in performing the Services so as to evidence GSI's ownership of such items. GSI shall not be obligated to deliver any such machines, equipment and software to Kash n' Karry facilities unless and until such documents are executed and delivered by Kash n' Karry, and GSI shall not be responsible for any failure to provide the Services, including, without limitation, meeting of the Current Parameter, due to nondelivery of such items caused by Kash n' Karry's failure to execute and deliver such documents. GSI agrees that such documents shall be in form, scope and substance reasonably satisfactory to Kash n' Karry, and that no such documents shall vary, waive, limit or release any of the terms hereof, and agrees to provide any such documents for review and execution by Kash n' Karry a reasonable time prior to the time any material adverse impact upon the ability of GSI to provide the Services shall result from GSI's not receiving such documents from Kash n' Karry.

18.17  Limitation Period Upon Termination.

     Neither party may bring an action arising out of this Agreement more than three years after the expiration or earlier termination of this Agreement.

18.18  Headings.

     All headings herein, the table of contents and the index of defined terms are not to be considered in the construction or interpretation of any provision of this Agreement. This Agreement was drafted with the joint participation of both parties and shall be construed neither against nor in favor of either, but rather in accordance with the fair meaning thereof.

18.19  Noncompetition Agreement.

     Without Kash n' Karry's approval, GSI will not provide services similar to the Services described in this Agreement to any competing retail grocery chain within Kash n' Karry's market area as of the Commencement Date.

18.20     Severability of Contracts.

It is the intent of the parties hereto that any and all of such changes, modifications, amendments, supplements, riders or restructuring or updating (collectively, the "Modifications") hereto shall constitute one and the same contract with this Agreement. The parties hereto agree that the Agreement, the Schedules and the Modifications shall constitute one single integrated contract and further agree that (i) the nature and
                                                 [Execution copy]

purpose of the Agreement, the Schedules and the Modifications are the same, (ii) the consideration for the Agreement, the Schedules and the Modifications is not separate and distinct but is the same consideration, and (iii) the obligations of the parties hereto to the Agreement, the Schedules and the Modifications are interrelated.


                ARTICLE 19:  BANKRUPTCY CONCERNS

19.1 Personal Services Contract.

     GSI acknowledges and agrees that Kash n' Karry is entering into the Agreement solely in reliance upon GSI's expertise in providing the Services. Accordingly, the parties agree that the Agreement constitutes a contract for the provision of personal services by GSI to Kash n' Karry and, in the event GSI is unable to or refuses to perform the Services or upon the occurrence of a Bankruptcy Event and if GSI does not perform the Services, Kash n' Karry shall not be required to accept performance of the Services by any party other than GSI.

19.2 Default in the Event of Bankruptcy and Post-Filing Bankruptcy Remedies for Non-Performance.

     If either GSI or Kash n' Karry (i) shall apply for, or consent in writing to, the appointment of a receiver, trustee or liquidator; or (ii) shall file a voluntary petition in bankruptcy or be unable, or admit in writing to the inability generally, to pay debts as they become due; or (iii) shall make a general assignment for the benefit of creditors; or (iv) shall file a petition or an answer seeking a reorganization or an arrangement or readjustment of debt with creditors, or take advantage of any insolvency, bankruptcy, liquidation or dissolution law of the United States or of any state or country; or (v) shall file an answer admitting the material allegations of a petition filed against it in any such bankruptcy, reorganization or insolvency proceedings (hereinafter, collectively, a "Bankruptcy Event"), then the following provisions shall take effect:

(a) Upon the occurrence of a Bankruptcy Event as to GSI, then in order to protect the vital business interests of Kash n' Karry, GSI hereby consents in advance to the immediate entry of an order of the bankruptcy court having jurisdiction over its case, without the necessity of a hearing, which will provide for complete relief from the automatic stay in favor of Kash n' Karry. If the bankruptcy court declines to enter such an order without a hearing, GSI agrees that the circumstances warrant a hearing on an emergency basis and on short notice to GSI. For so long as no Event of Default by
                                                 [Execution copy]
     GSI shall have occurred and be continuing, then Kash n' Karry agrees not to proceed against the estate or assets of GSI in such bankruptcy case. If, however, GSI fails to perform all of its obligations under the Agreement following the occurrence of a Bankruptcy Event, then Kash n' Karry shall have all rights and remedies which are necessary to protect Kash n' Karry's business interests.

(b) Upon the occurrence of a Bankruptcy Event as to Kash n' Karry, then in order to protect the vital business interests of GSI, Kash n' Karry hereby consents in advance to the immediate entry of an order of the bankruptcy court having jurisdiction over its case, without the necessity of a hearing, which will provide for complete relief from the automatic stay in favor of GSI. If the bankruptcy court declines to enter such an order without a hearing, Kash n' Karry agrees that the circumstances warrant a hearing on an emergency basis and on short notice to Kash n' Karry. For so long as no Monetary Event of Default by Kash n' Karry shall have occurred and be continuing, then GSI agrees not to proceed against the estate or assets of Kash n' Karry in such bankruptcy case. If, however, a Monetary Event of Default by Kash n' Karry shall have occurred and be continuing following the occurrence of a Bankruptcy Event, then GSI shall have all rights and remedies which are necessary to protect GSI's business interests.

19.3 Waiver of Automatic Stay

     In the event a bankruptcy case is commenced by or against either party hereto after the execution of this Agreement, then the automatic stay imposed by 11 U.S.C. 362 or any similar law,, and any rights to and injunction under 11 U.S.C. 105(a) or any similar law, shall be deemed automatically waived as to the other party with respect to the Agreement, the Schedule or any other documents executed in connection herewith. The Court with jurisdiction over any such bankruptcy case shall enter an order terminating the automatic stay without the necessity of a hearing, proof or evidence, upon motion made by the other party. Each of the parties hereto specifically agree and acknowledge that the lifting of the automatic stay hereunder by the appropriate bankruptcy court shall be deemed "for cause" pursuant to Section 362(d)(1) of the Bankruptcy Code. Each party also specifically agrees not to directly or indirectly oppose or otherwise defend against the other party's effort to gain relief from the automatic stay. This provision is not intended to preclude either party from filing for protection under any chapter of the Bankruptcy Code.
The remedies prescribed in this paragraph are not exclusive and shall not limit a party's rights under the Agreement or under any law. All of the above terms and conditions have been freely bargained for and are all supported by reasonable and adequate consideration and the
                                                 [Execution copy]

provisions herein are a material inducement for each party to enter into this Agreement.

               ARTICLE 20:  NEW CLIENT INCENTIVES

     It is GSI's intention to provide services to new clients from the Data Center. With respect to any new clients introduced to the Data Center, then provided that Kash n' Karry participates in such introduction, such as by providing references for GSI, GSI will pay to Kash n' Karry a one-time bonus payment (the "Data Center Bonus") equal to 3/10 of one percent (0.3%) of GSI's first year annual services charges to such new clients. The bonus will be due and payable six months after commencement of GSI's services to such new clients. With respect to any new clients introduced to GSI by Kash n' Karry, regardless of whether such services will be provided from the Data Center or otherwise, GSI will pay to Kash n' Karry a bonus payment (the "Introduction Bonus") equal to one-half of one percent (0.5%) of the annual services charges payable by such new clients for the first two years of such service. Such bonus payments will be due and payable in two equal installments, the first of which will be due and payable six months after the commencement of services to such new client, and the second of which will be due and payable six months after the first year anniversary of such commencement If Kash n' Karry introduces a new client to GSI for which GSI provides services from the Data Center, GSI shall pay the Introduction Bonus to Kash n' Karry, and not the Data Center Bonus.

     THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ THIS AGREEMENT, UNDERSTAND IT, AND AGREE TO BE BOUND BY ITS TERMS AND CONDITIONS. FURTHER, THE PARTIES AGREE THAT THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN THE PARTIES RELATING TO THIS SUBJECT SHALL CONSIST OF 1) THIS AGREEMENT, AND 2) THE SCHEDULES, INCLUDING THOSE MADE EFFECTIVE BY THE PARTIES IN THE FUTURE. THIS STATEMENT OF THE AGREEMENT SUPERSEDES ALL PROPOSALS OR OTHER PRIOR AGREEMENTS, ORAL OR WRITTEN, AND ALL OTHER COMMUNICATIONS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER DESCRIBED IN THIS AGREEMENT.

Accepted by:                  Accepted by:
GSI Outsourcing Corporation   Kash n' Karry Food Stores, Inc.

By:  /s/ Jacques Szulevicz    By:  /s/ Ronald E. Johnson
    Authorized Signature          Authorized Signature

By:  /s/ Philippe Guionnet    By:  /s/ R. P. Springer
    Authorized Signature          Authorized Signature
                                   R. P. Springer
                                   Executive Vice President

                             20/WL/LWH/KNK.SEC/S1.95/EX-10-5A.ASC
                           SCHEDULE A

                     Annual Services Charge















                     See Annex "1" attached
                                  SCHEDULE A


1-Mar-95
DOLLARS ROUNDED OOO   NOTES  CY 1995  CY 1996  CY 1997  CY 1998
TOTAL BILL W/GSI       1       7,839    8,535    9,129    8,582




CY 1999   CY 2000  CY 2001  CY 2002  CY 2003  CY 2004  10 Years
  8,284     7,577    7,380    7,182    6,985    6,590    78,083





NOTES
1.) CY 1996 - 150 OF THE 8,535 TO BE PAID WHEN A NEW PROCUREMENT &
BILLING SYSTEM
IS INSTALLED ON THE MAINFRAME, OR IF EARLIER BUT IN NO EVENT TO BE
PAID PRIOR TO
08/15/1995

                           SCHEDULE B

                        Current Parameter



















              To be provided prior to Closing Date
                           SCHEDULE C

                     Data Network Schematic



















              To be provided prior to Closing Date
                           SCHEDULE D

                         Leased Machines



















              To be provided prior to Closing Date
                           SCHEDULE E

                            Licenses



















              To be provided prior to Closing Date

                           SCHEDULE F

                         Machine Leases



















              To be provided prior to Closing Date

                           SCHEDULE G

                      Maintenance Contracts



















              To be provided prior to Closing Date

                           SCHEDULE H

                           MIS Budget



















              To be provided prior to Closing Date
                           SCHEDULE I

                         Owned Machines



















              To be provided prior to Closing Date

                           SCHEDULE J

                     Point of Sale Machines



















              To be provided prior to Closing Date

                           SCHEDULE K

                       Projects - General


Kash n' Karry has committed to support:

     . The effort of GSI to significantly off-load the processes which are on the SUN equipment as long as a "Network" and office support system remains in place.

     . A complete freeze on all systems except for maintenance to actual errors in the systems.

     . That all modifications and/or development of systems will be billed on a time and materials basis at a rate not to exceed the published price of ISSC (pricing list to be attached).

     . That Kash n' Karry will formulate emergency manual procedures for all systems.

                          SCHEDULE K-1

                      Point of Sale Project


GSI has committed to provide a Point of Sale System which:

     . Will be, at a minimum, new 4690 IBM configurations or equivalent in performance/functionality.

     .    Will include, at a minimum, the IBM Supermarket
          Application (or its equivalent), the IBM EFT feature (or its equivalent) and current Check Authorization functionality used at Kash n' Karry.

     . Will require GSI to provide all construction and electrical requirements, per manufacturer specifications. Kash n' Karry will be responsible for providing all construction work, cabling, and electrical wiring in a timely manner, will pay for said work, and comply with GSI and manufacturer specifications. GSI will install new POS systems after Kash n' Karry has installed and modified each store to these specifications.

     . Will be delivered to 73 sites replacing current ICL systems, and 26 sites at which current IBM systems will be upgraded.

     . Will include, at a minimum, a polling solution which matches current functionality.

     . Will require GSI to provide training for the designated Kash n' Karry trainers, and the subsequent review of the training performed by the Kash n' Karry trainers. These Kash n' Karry trainers will be responsible for training results, with GSI assistance, such as trainee willingness to learn, training assimilation measures, and timing.

     . Will be implemented in at least 43 sites by 12/31/95, and will be completely implemented by 6/30/96. Failure by GSI to complete at least 43 installations by 12/31/95, for any reason other than the failure by Kash n' Karry to fulfill its obligations under the Agreement, shall constitute an Event of Default by GSI under the Agreement.

     . Will require Kash n' Karry to train and provide at least one "super user" of the new system in each store, available at all times, in particular during pre-installations, training, installations, system modifications, problem reporting, trouble-shooting, etc.

     . Will require GSI to provide maintenance support for all ICL sites starting no later than 4/1/95, and for all new system sites as implemented.

     . Will be installed with the collaboration and involvement of the Kash n' Karry "champions" as related to this project.

     . Will allow GSI and Kash n' Karry to mutually agree in order to change the installation schedule for any reason.

     . Planning assumptions - 1 pilot installation in May 1995 close to Harney Road, 2 store installations in June 1995, and 8 store installations per month in July, August, September, October, and November 1995. Operating assumptions - stores will be closed between the hours of 10 p.m. and 8 a.m., and installations may occur any day except Saturday.

































                                K-1 - Page 2
                          SCHEDULE K-2

                    Polling Solution Project
















                        See Schedule K-1.

                          SCHEDULE K-3

             Procurement and Billing System Project
                      (Merchandise System)


GSI has committed to provide a new Merchandise System which:

     .    Will be acquired from WorldWide Chain Store Systems
          (WCSS) or an equivalent system from another provider.

     . Will be implemented by the end of the 4th calendar quarter of 1995.

     . Will include WCSS Purchasing Management System (or its equivalent), and WCSS Store Order Management System (or its equivalent).

     . Will be a "vanilla" installation of these products. "Vanilla" in this context means only standard parameters and that no program modifications will be made to the software that is acquired from the supplier of the software.

     . Will be a version of the software release provided by the supplier to the general marketplace, under VSAM, and includes a Kash n' Karry commitment to a complete "freeze" on all modifications to the existing Kash n' Karry Merchandising System during the implementation of the new systems except for those "fixes" that are required to continue normal computer operations.

     . Will be reviewed by GSI to make its best effort to establish an interface between it and any "existing functions" that the CEO of Kash n' Karry requests GSI to review from the current Merchandising System.

     . Will be installed with the collaboration and involvement of the Kash n' Karry "champions" as relates to this project.

     . Will require GSI to provide Training for the designated Kash n' Karry trainers and the subsequent review of the training results. These Kash n' Karry trainers will be responsible for training results, with GSI assistance, such as trainee willingness to learn, training assimilation measures, and timing.

     . Will be kept on a maintenance agreement between GSI and the provider of the software system, under its standard maintenance contract.
                          SCHEDULE K-4

             Merchandising Accounts Payable Project


GSI has committed to provide a new Merchandise Accounts Payable
System which:

     .    Will be implemented by the end of calendar 1996.

     .    Will be reasonably equivalent to the existing system.

     . Will require that there is a complete "freeze" on all modifications to the existing Kash n' Karry Merchandising Accounts Payable system during the implementation period, except for "fixes" which are required to continue normal computer operations.

                          SCHEDULE K-5

              Labor Tracking and Scheduling Project


GSI has committed to provide a Store Level Labor Tracking and Scheduling System:

     . Labor Tracking will be implemented as part of the rollout of P.O.S. equipment.

     . Scheduling will be implemented by the end of the 1st calendar quarter of 1996 for those stores installed in 1995.

     . Scheduling for the remaining stores will be implemented by the 3rd calendar quarter of 1996.

     . That will be, at a minimum, equal to the current systems acquired by Kash n' Karry for their IBM 4680 installations.

                           SCHEDULE L

                       Retained Contracts
















              To be provided prior to Closing Date
                           SCHEDULE M

                         Supporting Data
















              To be provided prior to Closing Date

                           SCHEDULE N

                         Transition Plan
















              To be provided prior to Closing Date

                           SCHEDULE O

                       Affected Employees
















              To be provided prior to Closing Date

                           SCHEDULE P

                     Disaster Recovery Plan
















              To be provided prior to Closing Date

                           SCHEDULE Q

                            Help Desk
















              To be provided prior to Closing Date

                           SCHEDULE R

                     GSI Corporate Structure
















              To be provided prior to Closing Date

                           SCHEDULE S

                 GSI Wire Transfer Instructions
















              To be provided prior to Closing Date

                           SCHEDULE T

              Confidential Information Obligations
















              To be provided prior to Closing Date

                           SCHEDULE U

                       Termination Charges
















                  See Annex "1" attached hereto
SCHEDULE U


28-Feb-95
DOLLARS ROUNDED OOO   NOTES  CY 1995  CY 1996  CY 1997  CY 1998
KNK TERMINATION CHARGES        2,700    2,600    2,500    1,900


  CY 1999  CY 2000  CY 2001  CY 2002  CY 2003  CY 2004
    1,300      900      500      200        0        0

                           SCHEDULE V

                           Maintenance



















              To be provided prior to Closing Date

                           SCHEDULE W

                             Claims



















              To be provided prior to Closing Date